Exhibit 99.2

Item 7.                    Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Form 8-K contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Form 8-K there are statements concerning our future operating and future financial performance.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  competition from existing competitors (such as telephone companies and direct broadcast satellite (“DBS”) operators) and new competitors (such as high-speed wireless providers) entering our franchise areas;

•                  demand for our basic video, digital video, high-speed data and voice services, which are impacted by competition from other services and the other factors discussed herein;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  the outcome of litigation and other proceedings, including the matters described under Item 3.  Legal Proceedings;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for debt securities and bank loans;

•                  demand for advertising inventory;

•                  demand for advertising in our newspapers along with subscriber and single copy outlet sales demand for our newspapers;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system operators, telephone companies, and DBS operators and our ability to maintain and renew affiliation agreements with cable television system operators, telephone companies, and DBS operators;

•                  market demand for new services;

•                  the tax-free treatment of the MSG Distribution (as defined herein);

•                  whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•                  other risks and uncertainties inherent in the cable television, programming, entertainment and newspaper publishing businesses, and our other businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate; and

•                  the factors described in our filings with the Securities and Exchange Commission, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

CABLEVISION SYSTEMS CORPORATION

All dollar amounts, except per subscriber, per unit, per share data, and tender prices per note, included in the following discussion under this Item 7, are presented in thousands.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Summary

Our future performance is dependent, to a large extent, on general economic conditions including capital market conditions, the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Continued capital and credit market disruptions could cause broader economic downturns, which may lead to lower demand for our products, such as cable television services and entertainment, as well as lower levels of television and newspaper advertising, and increased incidence of customer’s inability to pay for the services we provide.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

On February 9, 2010, Cablevision distributed to its stockholders all of the outstanding common stock of Madison Square Garden, Inc. (“Madison Square Garden”), a company which owns the sports, entertainment and media businesses previously owned and operated by the Company’s Madison Square Garden segment (the “MSG Distribution”).  The MSG Distribution took the form of a distribution by Cablevision of one share of Madison Square Garden Class A Common Stock for every four shares of Cablevision NY Group Class A Common Stock held of record at the close of business in New York City on January 25, 2010 (the “Record Date”) and one share of Madison Square Garden Class B Common Stock for every four shares of Cablevision NY Group Class B Common Stock held of record on the Record Date.

As a result of the MSG Distribution, the Company no longer consolidates the financial results of Madison Square Garden for the purpose of its own financial reporting and the historical financial results of Madison Square Garden have been reflected in the Company’s consolidated financial statements as discontinued operations for all periods presented.

Telecommunications Services

Our Telecommunications Services segment, which accounted for 79% of our consolidated revenues, net of intersegment eliminations, for the year ended December 31, 2009, derives revenues principally through monthly charges to subscribers of our video, high-speed data and Voice over Internet Protocol (“VoIP”) services and its commercial data and voice services operations (Optimum Lightpath).  These monthly charges include fees for cable television programming, high-speed data and voice services, as well as, equipment rental, pay-per-view and video-on-demand.  Revenue increases are derived from rate increases, increases in the number of subscribers to these services, including additional services sold to our existing subscribers, upgrades by video customers in the level of programming package to which they subscribe, and acquisition transactions that result in the addition of new subscribers.  Our ability to increase the number of subscribers to our services is significantly related to our penetration rates (the number of subscribers to our services as a percentage of homes passed).  As penetration rates increase, the number of available homes to which we can market our services generally decreases, which may contribute to a slower rate of customer and revenue growth in future periods.  We also derive revenues from the sale of advertising time available on the programming carried on our cable television systems.  Programming costs are the most significant part of our operating expenses and are expected to increase primarily as a result of contractual rate increases and additional service offerings.

Our cable television video services, which accounted for 46% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2009, face competition from incumbent telephone companies and DBS service providers.  As discussed in greater detail below, we face intense competition from incumbent telephone companies, Verizon and AT&T, which offer video programming in addition to their voice and high-speed Internet access services, evidencing their commitment to compete across all of the Company’s telecommunications products.  To the extent the incumbent telephone companies, who have financial resources that exceed ours, decide to meet our pricing and/or features or reduce their pricing, our future growth may be negatively impacted.  There are two major providers of DBS service in the United States, each with significantly higher numbers of subscribers than we have.  We compete with these DBS competitors by “bundling” our service offerings with products that the DBS companies cannot efficiently provide at this time, such as high-speed data service and voice service carried over the cable distribution plant, as well as by providing interactive services that are currently unavailable to a DBS subscriber.  Historically, we have made substantial investments in the development of new and innovative programming options and other product enhancements for our customers as a way of differentiating ourselves from our competitors.  We likely will continue to do so in order to remain an effective competitor, which could increase our operating expenses and capital expenditures.

Verizon and AT&T offer video programming as well as voice and high-speed Internet access services to residential customers in our service area.  Verizon has constructed fiber to the home network plant that passes a significant number of households in our service area (currently about one-third of the households according to our estimates).  Verizon has obtained authority to provide video service for a majority of these homes passed, on a statewide basis in New Jersey, in numerous local franchises in New York and in all of New York City.  Verizon has so far not indicated any plans to offer video service in Connecticut.  AT&T offers such service in competition with us in most of our Connecticut service area.  Competition from incumbent telephone companies has contributed to slower video revenue growth rates in 2009 and this competition may continue to negatively impact our video revenue and our video revenue growth rates in the future.

Our high-speed data services business, which accounted for 17% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2009, faces intense competition from other providers of high-speed Internet access, including Verizon and AT&T.  Our growth rate in high-speed data customers and revenues has slowed from the growth rates we have experienced in the past due to our high penetration (53.2% of homes passed at December 31, 2009).  Growth rates have also been negatively impacted, although to a lesser extent, by intensifying competition.  Accordingly, the growth rate of both customers and revenues may continue to slow in the future.

Our VoIP offering, which accounted for 11% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2009, faces intense competition from other providers of voice services, including carriers such as Verizon and AT&T.  We compete primarily on the basis of pricing, where unlimited United States, Canada and Puerto Rico long distance, regional and local calling, together with certain features for which the incumbent providers charge extra, are offered at one low price.  Our growth rate in VoIP customers and revenues has slowed from the growth rates we have experienced in the past due to our increasing penetration (42.5% of homes passed at December 31, 2009).  Growth rates have also been negatively impacted, although to a lesser extent, by intensifying competition.  Accordingly, the growth rate of both customers and revenues may continue to slow in the future.

The regulatory framework for high-speed data service and voice service is being developed and changes in how we, and our competitors, are regulated, including increased regulation, may affect our competitive position.  In October 2009, the FCC proposed so-called “net neutrality” rules that could affect the terms and conditions under which we operate our high-speed data service and manage our broadband network.  We cannot predict whether or when the FCC will adopt such rules, the final form of any such rules, or whether they could have a material adverse effect on our high-speed data service or other businesses.

The Telecommunications Services segment advertising and other revenues accounted for 2% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2009.

Optimum Lightpath, which accounted for 3% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2009, operates in the most competitive business telecommunications market in the country and competes against the very largest telecommunications companies - incumbent local exchange companies such as Verizon and AT&T, other competitive local exchange companies and long distance companies.  To the extent that dominant market leaders decide to reduce their prices, future success of our Optimum Lightpath business may be negatively impacted.  The trend in business communications has been shifting from a wired voice medium to a wireless data medium.  This trend could also negatively impact the future growth of Optimum Lightpath if it were to accelerate.

Rainbow

In our Rainbow segment, which accounted for 15% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2009, we earn revenues in two principal ways.  First, we receive affiliation payments from cable television system operators (including our cable television systems), DBS operators and telephone companies (collectively referred to as “operators”).  These revenues are generally earned on a per subscriber basis under multi-year contracts with those operators referred to as “affiliation agreements”.  The specific affiliation fee revenues we earn vary from period to period, operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers”, or are a fixed contractual monthly fee.

The second principal source of revenues in this segment is from advertising.  Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliation fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, most of our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues in the Rainbow segment by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than our less penetrated services.  Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided.  We also may help fund the operators’ efforts to market our channels.  As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing the rates we charge for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services, and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals in this segment are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our national services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  One of our greatest challenges arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between the largest operators and us.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the pricing and other terms of affiliation agreements.  Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on this segment.

Newsday

Newsday, which accounted for approximately 5% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2009, consists of the Newsday daily newspaper, amNew York, Star Community Publishing Group, and online websites including newsday.com and exploreLI.com.  Newsday also included Island Publications, which was shutdown in December 2008.

Since Newsday’s acquisition on July 29, 2008, it has experienced a decline in consolidated revenues and operating income, as compared to the prior year periods, primarily due to decreased advertising revenues.  The decrease in advertising revenues has resulted from the current economic environment and increased competition for advertising dollars from other media, particularly the Internet.  This decline has continued into 2009 and is expected to continue into 2010.

Newsday’s revenue is derived primarily from the sale of advertising and the sale of newspapers (“circulation revenue”).  For the year ended December 31, 2009, advertising revenues accounted for 76% of the total revenues of Newsday.  Newsday’s business model is largely dependent on advertising revenue.  Advertising revenue is derived from printed ads that run in the newspaper, preprinted advertisements that are inserted into the newspaper, and preprinted sticky notes that are applied to the front of the paper.  In addition, advertising revenue also includes online advertising consisting of banner ads, video ads, floating ads, expanding ads, search engine advertising and online classified advertising for auto, recruitment and real estate.  Local economic conditions affect the levels of retail and classified newspaper advertising revenue.  General economic conditions, changes in consumer spending, auto sales, housing sales, unemployment rates, job creation, readership and circulation levels and rates all impact demand for advertising.  All of these factors, along with the competitive and seasonal factors discussed below, contributed to a challenging advertising sales environment in 2008 and 2009 and have adversely impacted and are expected to adversely impact our ability to maintain our advertising revenues.  Newsday’s advertising categories most adversely impacted by the recent economic downturn include: the real estate, automotive, and help wanted classified advertising categories; the financial services category within national advertising; and the home improvement and department store categories within retail advertising.  Additionally, in December 2009, Newsday ceased the publishing of certain unprofitable shopper publications serving the boroughs of New York City.

Seasonal variations in consumer spending have historically caused quarterly advertising revenues to fluctuate.  Second and fourth quarter advertising revenues have historically been higher than first and third quarter advertising revenues, reflecting the historically slower economic activity in the winter and summer and the stronger fourth quarter holiday season.  The level of advertising sales in any period may also be affected by advertisers’ decisions to increase or decrease their advertising expenditures in response to actual or anticipated consumer demand and general economic conditions.

The economic downturn in the newspaper industry intensified in the fourth quarter of 2008 and continued through 2009 as indicated by a number of newspapers that ceased operations and/or filed for federal bankruptcy protection.  For the year ended December 31, 2009, Newsday experienced a significant decline in advertising revenues and operating income as compared to the comparable period in 2008.  A continuing economic downturn or continuing decline in advertising and/or circulation revenue would have a material adverse effect on Newsday’s future consolidated revenues, earnings and operating cash flows.  If Newsday’s results deteriorate further, it would adversely affect the Company’s consolidated revenues, earnings and operating cash flows causing possible additional impairments of certain of its indefinite-lived trademarks.  See “Item 1A.  Risk Factors - Demand for advertising, increased competition and declines in circulation affect our Newsday business”.

For the year ended December 31, 2009, circulation revenues accounted for approximately 22% of the total revenues of Newsday.  Newsday’s circulation revenue is derived primarily from home delivery subscriptions of the Newsday daily newspaper, and single copy sales of Newsday at the newsstand or through local retail outlets.  Approximately 69% of the circulation revenues were derived from subscription sales, which provide readers with the convenience of home delivery, and are an important component of Newsday’s circulation base.  For the year ended December 31, 2009, single copy rates for Newsday ranged from $0.50 to $1.00 per daily copy and $1.25 to $2.50 per Sunday copy.  These prices reflect Newsday’s most recent price increases to $1.00 per daily copy and $2.50 per Sunday copy initiated in the fourth quarter of 2009.  These price increases could have a negative impact on Newsday’s circulation copy volume.  Newsday’s single copy sales comprised approximately 31% of circulation revenue for the year ended December 31, 2009.  In recent years, circulation has generally declined throughout the newspaper industry, and Newsday’s newspapers have generally experienced this trend.  A decrease in home delivery subscriptions and single copy sales of newspapers could adversely impact circulation revenue as well as advertising revenue.

In October 2009, Newsday transitioned to a subscriber access model for a substantial portion of its newsday.com website’s content.  The website is available for no additional charge to Newsday subscribers and to Optimum Online customers.

Newsday Expenses

The basic material used in publishing newspapers is newsprint.  Management believes Newsday’s source of newsprint, along with available alternate sources, is adequate for its current needs.  Newsday’s largest categories of operating expenses relate to the production and distribution of its print products.  These costs are driven by volume (number of newspapers printed and number of pages printed) and the number of pages printed are impacted by the volume of advertising page counts.  Certain other Newsday expenses fluctuate directly with advertising sales.  The expense that is most directly linked to advertising sales is sales commissions, which represents a relatively small percentage of Newsday’s operating expenses.

The majority of Newsday’s other costs, such as editorial content creation, rent and general and administrative expenses do not directly fluctuate with changes in advertising and circulation revenue. Accordingly, when advertising sales decline, there is a significant and immediate adverse impact on revenue and operating cash flows, which Newsday, and the newspaper industry in general, has experienced in the recent economic downturn.

As a result of the economic deterioration, and the other factors discussed above and their impact on Newsday, including the intensified decline in the fourth quarter of 2008, the Company lowered its expectations related to Newsday’s anticipated revenues and operating cash flows in 2009 and future periods.  These revised expectations caused the Company to evaluate whether or not an impairment had occurred in the fourth quarter of 2008 and that evaluation resulted in the Company’s determination that it was necessary to recognize certain impairment charges in the fourth quarter of 2008.  As of December 31, 2008, the Company recorded pre-tax impairment charges of $59,522, $8,199 and $333,159 related to indefinite-lived intangibles, certain long-lived intangible assets and goodwill, respectively, originally recorded by the Company in conjunction with its acquisition of Newsday on July 29, 2008.  These impairment charges reflect the continuing deterioration of values in the newspaper industry and the greater than anticipated economic downturn and its current and anticipated impact on Newsday’s advertising business.

In addition, during the fourth quarter of 2009, the Company recorded a $2,000 impairment charge relating to the excess of the carrying value over the estimated fair value of Newsday’s indefinite-lived intangible trademarks.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported financial results, include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived and indefinite-lived assets at December 31, 2009 include goodwill of $358,210, other intangible assets of $1,371,857 ($822,761 of which are indefinite-lived intangibles), $2,973,581 of property, plant and equipment and long-term program rights of $520,565.  Such assets accounted for approximately 55% of the Company’s consolidated total assets.  Goodwill and identifiable indefinite-lived intangible assets, which represent primarily the Company’s cable television franchises and various trademarks, are tested annually for impairment during the first quarter and at any time upon the occurrence of certain events or substantive changes in circumstances.

In accordance with the guidance outlined in Accounting Standards Codification (“ASC”) Topic 350-10, the Company is required to determine goodwill impairment using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.  For the purpose of evaluating goodwill impairment, the Company has two reporting units containing approximately 75% of the Company’s goodwill balance of $358,210.  These reporting units are the Consumer Services (cable television) reporting unit in the Telecommunications Services reportable segment ($234,290) and the AMC reporting units in the Rainbow reportable segment ($34,249).

The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value.  If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  The following table sets forth the amount of identifiable indefinite-lived intangible assets reported in the Company’s consolidated balance sheet as of December 31, 2009:

Reportable Segment	Units of Accounting	Identifiable Indefinite- Lived Intangible Assets Balance

Telecommunications Services	Cable Television Franchises	$731,848

Rainbow	Sundance Channel Trademark	19,900

Newsday	Newsday Trademarks	64,100

Telecommunications Services, Rainbow and Other	Various other identifiable indefinite - lived intangible assets	6,913
		$822,761

For other long-lived assets, including intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment.  If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets.  These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge.  Fair value estimates are made at a specific point in time, based on relevant information.  These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.  Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions.  These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and determination of whether a premium or discount should be applied to comparables.  For the Telecommunications Services reportable segment, these valuations also include assumptions for average annual revenue per customer, number of homes passed, operating margin and market penetration as a percentage of homes passed, among other assumptions.  For the Rainbow reportable segment, these valuations also include assumptions for projected average rates per basic and viewing subscribers and growth in fixed price contractual arrangements used to determine affiliation fee revenue, amount of programming time that is advertiser supported, number of advertising spots available and the sell through rates for those spots, average fee per advertising spot, and operating margins, among other assumptions.  For the Newsday reportable segment, these valuations also include assumptions for advertising and circulation revenue trends, operating margin, market participant synergies, and market multiples for comparable companies.  If these estimates or material related assumptions change in the future, we may be required to record additional impairment charges related to our long-lived assets.

Based on the Company’s annual impairment test during the first quarter of 2009, the Company’s reporting units had significant safety margins, representing the excess of the estimated fair value of each reporting unit less its respective carrying value (including goodwill allocated to each respective reporting unit).  In order to evaluate the sensitivity of the estimated fair value calculations of the Company’s reporting units on the annual impairment calculation for goodwill, the Company applied hypothetical 10%, 20% and 30% decreases to the estimated fair values of each reporting unit.  These hypothetical decreases of 10%, 20% and 30% would have no impact on the goodwill impairment analysis for any of the Company’s reporting units with the exception of the Sundance Channel and Clearview Cinemas reporting units.  For the Sundance Channel, which had a goodwill carrying value of $28,930 at December 31, 2009, a 9% reduction in its estimated fair value would result in a goodwill impairment test step one failure.  For Clearview Cinemas, which had a goodwill carrying value of $10,348 at December 31, 2009, a 25% reduction in its estimated fair value would result in a step one failure.  A step one failure would require the Company to perform the second step of the goodwill impairment test to measure the amount of implied fair value of goodwill and, if required, the recognition of a goodwill impairment loss.

The Company’s primary identifiable indefinite-lived intangible assets that represent approximately 90% of the identifiable indefinite-lived intangibles are the Company’s cable television franchises and various reporting unit trademarks, which are valued using an income approach or market approach.  The Company’s cable television franchises are the largest of the Company’s identifiable indefinite-lived intangible assets and were recognized as a result of cable system acquisitions prior to 2002 and reflect agreements we have with state and local governments that allow us to construct and operate a cable business within a specified geographic area.  Our cable television franchises are valued using a discounted cash flows (“DCF”) methodology. Significant judgments inherent in a valuation include the selection of appropriate discount rates, estimating the amount and timing of estimated future cash flows attributable to the cable television franchises and identification of appropriate continuing growth rate assumptions.  The discount rates used in the DCF analysis are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

Based on the Company’s annual impairment test during the first quarter of 2009, the Company’s units of accounting that represent approximately 90% of the Company’s identifiable indefinite-lived intangible assets have significant safety margins, representing the excess of the identifiable indefinite-lived intangible assets estimated fair value unit of accounting over their respective carrying values.  In order to evaluate the sensitivity of the fair value calculations of all the Company’s identifiable indefinite-lived intangibles, the Company applied hypothetical 10%, 20% and 30% decreases to the estimated fair value of each of the Company’s identifiable indefinite-lived intangibles.  These hypothetical 10%, 20% and 30% decreases in estimated fair value would not have resulted in an impairment of any of our identifiable indefinite-lived intangibles other than the Newsday and Sundance Channel related trademarks, which have a carrying value of $64,100 and $19,900, respectively.  The hypothetical fair value decreases would have resulted in impairment charges of approximately $7,000 at 10% related primarily to the Newsday related trademarks, approximately $14,000 at 20% related primarily to the Newsday related trademarks and approximately $23,000 at 30% related primarily to the Newsday and the Sundance Channel related trademarks.  As of December 31, 2009 and 2008, the Newsday indefinite-lived trademarks were written down to their estimated fair values (see discussion below).

The Company’s impairment analysis of Newsday as of December 31, 2008 resulted in pre-tax impairment charges of $59,522, $8,199 and $333,159 related to identifiable indefinite-lived intangibles, certain long-lived intangible assets and goodwill, respectively, originally recorded by the Company in connection with its acquisition of Newsday on July 29, 2008.  The net $400,880 pre-tax impairment charges recorded in 2008 are included in depreciation and amortization (including impairments) and the Company recognized an income tax benefit of $164,080.   In addition, during the fourth quarter of 2009, the Company recorded a $2,000 impairment charge relating to the excess of the carrying value over the estimated fair value of Newsday’s indefinite-lived intangible trademarks.

The Company determined the fair value of our Newsday reporting unit based on a weighting of the estimated fair values determined under the income approach and the market approach.  The income approach utilizes a DCF valuation methodology, which requires the exercise of significant judgments, including judgments about appropriate discount rates based on the assessment of risks inherent in the projected future cash flows including the cash flows generated from potential synergies a market participant may generate, the amount and timing of expected future cash flows, including expected cash flows beyond the Company’s current long-term business planning period, and certain tax benefits the Company would recognize.  The discount rate utilized for the interim impairment assessment was a consolidated weighted average discount rate of 12%.  The market approach measures fair value using market multiples of various financial measures compared to a set of comparable publicly traded newspaper publishing companies and comparable transactions taking into consideration potential synergies a market participant may generate and requires significant judgments in determining comparable market multiples.  The weighting between the income approach and market approach was weighted more towards the income approach based on our belief that the income approach was more reliable in the midst of the steep economic decline impacting the publishing industry, and in view of the fact that there were no recent observable sales transactions involving the newspaper business.  The estimated fair values of Newsday’s indefinite-lived intangibles, which relate primarily to the trademarks associated with its newspaper mastheads, were based on discounted future cash flows calculated based on the relief-from-royalty method.  Changes in such estimates or the application of alternative assumptions could produce significantly different results.

From the date of the acquisition of Newsday on July 29, 2008 through year end 2008, there was a significant decrease in the estimated fair value of the Newsday reporting unit, particularly in the fourth quarter of 2008.  The reduction in estimated fair value under the income approach was primarily due to the decline in Newsday’s projections of future revenue and cash flows.  In addition, the estimated fair value under the income approach was further reduced by the increase in the consolidated weighted average discount rate for the Newsday reporting unit from approximately 10% at July 29, 2008 to 12% at December 31, 2008.  The consolidated weighted average discount rate was based on an estimation of a market participant’s cost of equity and debt, weighted by the relative percentages of equity and debt for comparable newspaper companies.  The increase in the consolidated weighted average discount rate for the Newsday reporting unit from 10% to 12% was due to an increase in both the estimated cost of equity and debt, which was primarily due to the following: the market risk premium increasing from 5% to 6%; an increase in the economic volatility affecting the newspaper publishing industry, which intensified during the fourth quarter of 2008; and an increase in borrowing costs for the industry.  Since the acquisition of the Newsday reporting unit on July 29, 2008, there also has been a reduction in the estimated fair value under the market approach.  Approximately two-thirds of this reduction was primarily due to a decline in market multiples and approximately one-third of the reduction was due to a decline in Newsday’s projections of future revenue and cash flows.  The Company impaired 100% of its basis in the goodwill balance of the Newsday reporting unit as of December 31, 2008.

Subsequent to the acquisition of the Newsday reporting unit on July 29, 2008, the reduction in estimated fair values of the trademarks under the relief-from-royalty method was primarily due to a reduction of the assumed royalty rate from 4% to 3% for the Newsday print newspaper and newsday.com trademarks, an increase in the discount rate for the Newsday print newspaper from 9.0% to 11.5% and a decline in the Company’s revenue projections for newsday.com in comparison to the revenue projections at July 29, 2008.  The primary reason for the decrease in the royalty rate from 4% to 3% was due to the lower projected margins for the Newsday print newspaper and newsday.com.  The primary reason for the increase in the discount rate for the Newsday print newspaper trademark from 9.0% to 11.5% was due to an increase in both the estimated cost of equity and debt, which was primarily due to the following: the market risk premium increasing from 5% to 6%; an increase in the economic volatility affecting the newspaper publishing industry, which intensified during the fourth quarter of 2008; and an increase in borrowing costs to the industry.

Rights to programming, including feature films and episodic series, acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed, unless there is uncertainty with respect to either cost, acceptability or availability.  If such uncertainty exists, those rights and obligations are recorded at the earlier of when the uncertainty is resolved or when the license period begins.  Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.

Owned original programming is produced for us by independent production companies.  Any owned original programming costs qualifying for capitalization as program rights are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue.  Projected program usage is based on the historical performance of similar content.  Estimated cash flows can change based upon programming market acceptance, levels of affiliation fee revenue and advertising revenue, and program usage.  Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary which could impact the timing of amortization expenses or result in an impairment charge.

We periodically review the programming usefulness of our program rights based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness of exhibition.  If it is determined that film or other program rights have no future programming usefulness, a write-off of the unamortized cost is recorded in technical and operating expense.

Useful Lives of Finite-Lived Intangible Assets:

The Company has recognized intangible assets for affiliation agreements, affiliate relationships, broadcast rights and other agreements, advertiser relationships, and other intangibles as a result of purchase accounting.  The Company has determined that certain of such intangible assets have finite lives.  The estimated useful lives and net carrying values of these intangibles at December 31, 2009 are as follows:

	Net Carrying Value at December 31, 2009	Estimated Useful Lives

Affiliation agreements and affiliate relationships	$416,964	4 to 25 years
Advertiser relationships	61,664	3 to 10 years
Other intangible assets	70,468	3 to 28 years

The useful lives for the affiliation agreements and affiliate relationships were determined based upon an analysis of the weighted average remaining terms of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements.  The Company has been successful in renewing its major affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future.  However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business.  In light of these facts and circumstances, the Company has determined that an estimated useful life of 4 to 10 years for affiliation agreements and 25 years for affiliate relationships is appropriate.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time.  In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewals.

If an affiliate were to cease carrying the service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement and affiliate relationship intangible asset.  If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment of Long-Lived and Indefinite-Lived Assets” for the asset group containing that intangible asset.  The Company also would evaluate whether the remaining useful life of the affiliation agreement and affiliate relationship remained appropriate.  Based on December 31, 2009 carrying values, if the estimated life of all affiliation agreements and affiliate relationships were shortened by 10%, the effect on amortization for the year ending December 31, 2010 would be to increase our annual amortization expense by approximately $7,900.

Valuation of Deferred Tax Assets:

Deferred tax assets have resulted primarily from the Company’s future deductible temporary differences and net operating loss carry forwards (“NOLs”).  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income and tax planning strategies to allow for the utilization of its NOLs and deductible temporary differences.  If such estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets, resulting in additional income tax expense in the Company’s consolidated statement of operations.  Management evaluates the realizability of the deferred tax assets and the need for additional valuation allowances quarterly.  At this time, based on current facts and circumstances, management believes that it is more likely than not that the Company will realize benefit for its gross deferred tax assets, except those deferred tax assets against which a valuation allowance has been recorded which relate to certain state NOLs.  The Company decreased the valuation allowance by $1,427 in 2009, increased the valuation allowance by $6,602 in 2008 and decreased the valuation allowance in 2007 by $536.  During 2009, 2008 and 2007, certain state NOLs expired prior to utilization.  The deferred tax asset corresponding to the expired NOLs had been fully offset by a valuation allowance. The associated deferred tax asset and valuation allowance were both reduced by $3,609, $2,681 and $1,122 in 2009, 2008 and 2007, respectively.  To address state income tax planning considerations, certain subsidiary corporations were converted to limited liability companies during 2009. Certain state NOLs, for which the related deferred tax assets were fully offset by a valuation allowance, were eliminated pursuant to such conversions.  Accordingly, the associated deferred tax asset and valuation allowance were both reduced by $9,355.

Plant and Equipment:

Costs incurred in the construction of the Company’s cable television system, including line extensions to, and upgrade of, the Company’s hybrid fiber-coaxial infrastructure and headend facilities are capitalized.  These costs consist of materials, subcontractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities.  The internal costs that are capitalized consist of salaries and benefits of Company employees and the portion of facility costs, including rent, taxes, insurance and utilities, that supports the construction activities.  These costs are depreciated over the estimated life of the plant (10 to 25 years) and headend facilities (4 to 15 years).  Costs of operating the plant and the technical facilities, including repairs and maintenance, are expensed as incurred.

Costs incurred to connect businesses or residences that have not been previously connected to the infrastructure or digital platform are also capitalized.  These costs include materials, subcontractor labor, internal labor to connect, provision and provide on-site and remote technical assistance and other related costs associated with the connection activities.  In addition, on-site and remote technical assistance during the provisioning process for new digital product offerings are capitalized.  The departmental activities supporting the connection process are tracked through specific metrics, and the portion of departmental costs that is capitalized is determined through a time weighted activity allocation of costs incurred based on time studies used to estimate the average time spent on each activity.  New connections are amortized over 5 years or 12 years for residence wiring and feeder cable to the home, respectively.  The portion of departmental costs related to reconnection, programming service up- and down- grade, repair and maintenance, and disconnection activities are expensed as incurred.

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2008 Transactions.  In June 2008, the Company acquired a 100% interest in Sundance Channel L.L.C. for a purchase price, including transaction costs, of $482,416.

In July 2008, the Company completed a series of transactions in which the Company received a 97.2% interest in a newly created limited liability company (Newsday Holdings LLC) between CSC Holdings and Tribune Company that included the net assets of Newsday Media Group.  The purchase price to the Company was $622,717, including transaction costs.  In addition, Cablevision contributed approximately $682,000 aggregate face value of newly issued 8% senior notes due 2012 (with a fair value of approximately $650,000 on the date of contribution) to CSC Holdings which in turn contributed those notes to Newsday Holdings LLC.

In October 2008, Optimum Lightpath completed the acquisition of 4Connections LLC for a purchase price of $49,631.

2007 Transactions.  In June 2007, Rainbow Media Holdings completed the sale to Comcast of (i) its 60% interest in Fox Sports Net Bay Area, for a purchase price of $366,750 (the “Bay Area Sale”) and (ii) its 50% interest in Fox Sports Net New England, for a purchase price of $203,250 (the “New England Sale”), for an aggregate purchase price of $570,000, plus certain additional consideration to Rainbow Media Holdings, and customary working capital adjustments.  The net operating results of Fox Sports Net Bay Area have been classified as discontinued operations for all periods presented.  The net operating results of Fox Sports Net Bay Area were previously reported in the Rainbow segment.

On May 2, 2007, Cablevision entered into a merger agreement with Central Park Holding Company, LLC (“Dolan Family Acquisition Company”), an entity owned by the Dolan Family Group, and Central Park Merger Sub, Inc.  The terms of the merger agreement provided that Central Park Merger Sub, Inc. would be merged with and into Cablevision and, as a result, Cablevision would continue as the surviving corporation and a wholly-owned subsidiary of Dolan Family Acquisition Company (the “Proposed Merger”).

On October 24, 2007, the Proposed Merger was submitted to a vote of Cablevision’s shareholders and did not receive shareholder approval.  Subsequently, the parties terminated the merger agreement pursuant to its terms.

Results of Operations - Cablevision Systems Corporation

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated:

STATEMENT OF OPERATIONS DATA

	Years Ended December 31,				Increase
	2009		2008		(Decrease)
		% of Net		% of Net	in Net
	Amount	Revenues	Amount	Revenues	Income

Revenues, net	$6,847,301	100%	$6,319,852	100%	$527,449

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	2,818,468	41	2,645,831	42	(172,637)
Selling, general and administrative	1,643,731	24	1,504,862	24	(138,869)
Restructuring expense	10,728	—	49,883	1	39,155
Depreciation and amortization (including impairments)	1,022,912	15	1,441,532	23	418,620
Operating income	1,351,462	20	677,744	11	673,718
Other income (expense):
Interest expense, net	(745,521)	(11)	(784,793)	(12)	39,272
Gain on sale of programming and affiliate interests, net	2,130	—	805	—	1,325
Loss on investments, net	(981)	—	(136,414)	(2)	135,433
Gain on equity derivative contracts, net	631	—	118,219	2	(117,588)
Loss on interest rate swap contracts, net	(78,868)	(1)	(205,683)	(3)	126,815
Write-off of deferred financing costs	(3,864)	—	—	—	(3,864)
Loss on extinguishment of debt	(69,593)	(1)	(2,424)	—	(67,169)
Miscellaneous, net	734	—	1,264	—	(530)
Income (loss) from continuing operations before income taxes	456,130	7	(331,282)	(5)	787,412
Income tax benefit (expense)	(206,669)	(3)	88,944	1	(295,613)
Income (loss) from continuing operations	249,461	4	(242,338)	(4)	491,799
Income from discontinued operations, net of taxes	35,838	1	6,166	—	29,672
Net income (loss)	285,299	4	(236,172)	(4)	521,471
Net loss attributable to noncontrolling interests	273	—	8,108	—	(7,835)
Net income (loss) attributable to Cablevision Systems Corporation shareholders	$285,572	4%	$(228,064)	(4)%	$513,636

The following is a reconciliation of operating income to Adjusted Operating Cash Flow (“AOCF”):

	Years Ended December 31,		Increase
	2009	2008	(Decrease) in
	Amount	Amount	AOCF

Operating income	$1,351,462	$677,744	$673,718
Share-based compensation	59,742	42,937	16,805
Depreciation and amortization (including impairments)	1,022,912	1,441,532	(418,620)
Restructuring expense	10,728	49,883	(39,155)
AOCF	$2,444,844	$2,212,096	$232,748

STATEMENT OF OPERATIONS DATA (continued)

	Years Ended December 31,				(Increase)
	2008		2007		Decrease
		% of Net		% of Net	in Net
	Amount	Revenues	Amount	Revenues	Loss

Revenues, net	$6,319,852	100%	$5,598,435	100%	$721,417

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	2,645,831	42	2,366,219	42	(279,612)
Selling, general and administrative	1,504,862	24	1,353,661	24	(151,201)
Restructuring expense	49,883	1	4,512	—	(45,371)
Depreciation and amortization (including impairments)	1,441,532	23	1,056,489	19	(385,043)
Operating income	677,744	11	817,554	15	(139,810)
Other income (expense):
Interest expense, net	(784,793)	(12)	(912,305)	(16)	127,512
Equity in net income of affiliates	—	—	4,467	—	(4,467)
Gain on sale of programming and affiliate interests, net	805	—	183,286	3	(182,481)
Loss on investments, net	(136,414)	(2)	(213,347)	(4)	76,933
Gain on equity derivative contracts, net	118,219	2	214,712	4	(96,493)
Loss on interest rate swap contracts, net	(205,683)	(3)	(76,568)	(1)	(129,115)
Write-off of deferred financing costs	—	—	(2,919)	—	2,919
Loss on extinguishment of debt	(2,424)	—	(19,113)	—	16,689
Miscellaneous, net	1,264	—	2,636	—	(1,372)
Loss from continuing operations before income taxes	(331,282)	(5)	(1,597)	—	(329,685)
Income tax benefit (expense)	88,944	1	(33,512)	(1)	122,456
Loss from continuing operations	(242,338)	(4)	(35,109)	(1)	(207,229)
Income from discontinued operations, net of taxes	6,166	—	253,384	5	(247,218)
Income (loss) before cumulative effect of a change in accounting principle	(236,172)	(4)	218,275	4	(454,447)
Cumulative effect of a change in accounting principle, net of taxes	—	—	(443)	—	443
Net income (loss)	(236,172)	(4)	217,832	4	(454,004)
Net loss attributable to noncontrolling interests	8,108	—	321	—	7,787
Net income (loss) attributable to Cablevision Systems Corporation shareholders	$(228,064)	(4)%	$218,153	4%	$(446,217)

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,		Increase
	2008	2007	(Decrease) in
	Amount	Amount	AOCF

Operating income	$677,744	$817,554	$(139,810)
Share-based compensation	42,937	45,979	(3,042)
Depreciation and amortization (including impairments)	1,441,532	1,056,489	385,043
Restructuring expense	49,883	4,512	45,371
AOCF	$2,212,096	$1,924,534	$287,562

Comparison of Consolidated Year Ended December 31, 2009 Versus Year Ended December 31, 2008

Consolidated Results — Cablevision Systems Corporation

Through December 31, 2009, the Company classified its business interests into three reportable segments:

•                  Telecommunications Services, consisting principally of our video, high-speed data, VoIP services and the commercial data and voice services operations of Optimum Lightpath;

•                  Rainbow, consisting principally of interests in national and regional television programming networks, including AMC, WE tv, IFC, Sundance Channel (since June 16, 2008), News 12, IFC Entertainment, and the VOOM HD Networks (the U.S. domestic programming of which ceased in January 2009); and

•                  Newsday (since July 29, 2008), consisting of the Newsday daily newspaper, amNew York, Star Community Publishing Group, and online websites including newsday.com and exploreLI.com.

The Company allocates certain amounts of its corporate overhead to each segment based upon their proportionate estimated usage of services, except for Newsday as to which the Company allocated the incremental costs incurred in providing these services through September 30, 2009.  Subsequent to September 30, 2009, the Company allocated certain amounts of its corporate overhead to Newsday based upon its proportionate estimated usage of such services.  Corporate overhead costs previously allocated to Madison Square Garden that were not eliminated as a result of the MSG Distribution have been reclassified to continuing operations.  The segment financial information set forth below, including the discussion related to individual line items, does not reflect inter-segment eliminations unless specifically indicated.

See “Business Segments Results” for a discussion relating to the operating results of our segments.

Revenues, net for the year ended December 31, 2009 increased $527,449 (8%) as compared to revenues, net for the prior year.  The net increase is attributable to the following:

Increase in revenues of the Telecommunication Services segment	$266,133
Increase in revenues of the Rainbow segment, including revenues attributable to Sundance Channel acquired in June 2008	63,234
Increase in revenues of the Newsday segment (acquired July 29, 2008)	161,739
Other net increases	5,228
Inter-segment eliminations	31,115
$527,449

Technical and operating expenses (excluding depreciation, amortization and impairments) include primarily:

•                            cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis;

•                            network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections;

•                            amortization of costs to license programming, including program rights, and distribution and production related costs of our Rainbow segment;

•                            interconnection, call completion and circuit fees relating to our telephone and VoIP businesses which represent the transport and termination of calls with other telecommunications carriers; and

•                            publication production and distribution costs of our Newsday segment.

Technical and operating expenses (excluding depreciation and amortization and impairments) in 2009 increased $172,637 (7%) as compared to 2008.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$25,701
Decrease in expenses of the Rainbow segment, including expenses attributable to Sundance Channel subsequent to acquisition in June 2008	(5,243)
Increase in expenses of the Newsday segment (acquired July 29, 2008)	99,633
Other net increases	15,840
Inter-segment eliminations	36,706
$172,637

As a percentage of revenues, technical and operating expenses decreased 1% during 2009 as compared to 2008.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, and costs of customer call centers.  Selling, general and administrative expenses increased $138,869 (9%) for 2009 as compared to 2008.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$55,971
Increase in expenses of the Rainbow segment, including expenses attributable to Sundance subsequent to acquisition in June 2008	11,019
Increase in expenses of the Newsday segment (acquired July 29, 2008)	59,466
Other net increases	18,005
Inter-segment eliminations	(5,592)
$138,869

As a percentage of revenues, selling, general and administrative expenses remained constant in 2009 compared to 2008.

Restructuring expense amounted to $10,728 in 2009 and $49,883 in 2008.  The 2009 amount consisted of $5,162 resulting primarily from the Company’s decision to discontinue the U.S. domestic programming of VOOM and charges of $6,496 relating to severance and other restructuring expenses recognized by our Newsday segment, partially offset by net credits of $(930) primarily relating to adjustments to facility realignment provisions recorded in connection with prior restructuring plans. The 2008 amount primarily included the impairment of program rights of $40,974 and employee severance and other costs of $5,821 due to the Company’s decision to discontinue the U.S. programming business of VOOM and $7,225 primarily relating to severance and other restructuring charges recognized by our Newsday segment.  Partially offsetting these charges were net credits of $4,137 primarily associated with adjustments to facility realignment provisions and other costs recorded in connection with the 2001, 2002 and 2006 restructuring plans.

Depreciation and amortization (including impairments) decreased $418,620 for 2009 as compared to 2008.  In 2008, we recorded impairment charges of $400,880 related to indefinite-lived intangibles, certain long-lived intangible assets and goodwill at our Newsday segment and a $15,034 write-off of deferred carriage fees at VOOM after EchoStar ceased the distribution of VOOM in May 2008.  Additionally, the net decrease consisted of a $32,045 decrease resulting primarily from certain assets becoming fully depreciated, partially offset by depreciation of new asset purchases and increases resulting from the Newsday transaction of $13,516 (including impairment charges of $2,790 in 2009) and the acquisition of the Sundance Channel of $15,823.

Adjusted operating cash flow increased $232,748 (11%) for the year ended December 31, 2009 as compared to the same period in 2008.  The increase is attributable to the following:

Increase in AOCF of the Telecommunication Services segment	$192,084
Increase in AOCF of the Rainbow segment, including AOCF attributable to Sundance acquired in June 2008	63,353
Increase in AOCF of the Newsday segment (acquired July 29, 2008)	3,009
Other net decreases, primarily costs associated with the MSG Varsity network launched in 2009 and costs related to certain legal settlements	(25,698)
$232,748

Interest expense, net decreased $39,272 (5%) during 2009 compared to 2008.  The net decrease is attributable to the following:

Decrease due to lower average interest rates on our indebtedness	$(88,618)
Net increase due to increase in average debt balances	35,593
Lower interest income	4,649
Other net increases	9,104
$(39,272)

See “Liquidity and Capital Resources” discussion below for a detail of our various borrower groups.

Gain on sale of programming and affiliate interests, net of $2,130 and $805 for the years ended December 31, 2009 and 2008, respectively, resulted from the sale of our ownership interests in Sportskool and Lifeskool, which is being recorded under the installment sales method.

Loss on investments, net for the years ended December 31, 2009 and 2008 amounted to $981 and $136,414, respectively.  The 2009 amount consists primarily of the decrease in the fair value of Comcast common stock owned by the Company and the unrealized and realized net loss associated with various other investments.  The 2008 amount consists primarily of the net increase or decrease in the fair value of Comcast common stock and General Electric common stock owned by the Company through the disposition of this stock in June 2008 and the unrealized and realized net loss of various other investments.  The effects of these gains and losses are partially offset by the losses and gains on related equity derivative contracts, net described below.

Gain on equity derivative contracts, net for the years ended December 31, 2009 and 2008 of $631 and $118,219, respectively, consists of unrealized and realized gains due to the change in fair value of the Company’s equity derivative contracts relating to the Comcast common stock owned by the Company during 2009 and 2008 and the General Electric common stock owned by the Company through the disposition of this stock in June 2008.  The effects of these gains are partially offset by the losses on investment securities pledged as collateral, which are included in loss on investments, net discussed above.

Loss on interest rate swap contracts, net amounted to $78,868 and $205,683 for the years ended December 31, 2009 and 2008, respectively.  These interest rate swap contracts effectively fix the borrowing rates on a portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The losses on interest rate swap contracts are a result of a shift in the yield curve over the life of the swap contracts.

Write-off of deferred financing costs of $3,864 for the year ended December 31, 2009 represents costs written off in connection with the repurchase, prior to their maturity, of a portion of Cablevision’s senior notes due April 2009, CSC Holdings’ senior notes due July 2009 and August 2009 and the repurchase of a portion of CSC Holdings’ senior notes due April 2011 and April 2012 pursuant to tender offers.

Loss on extinguishment of debt of $69,593 for the year ended December 31, 2009 resulted from tender premiums, fees and the write off of unamortized discounts associated with the repurchase of a portion of Cablevision’s senior notes due April 2009 and CSC Holdings’ senior notes due July 2009, August 2009, April 2011, and April 2012 pursuant to our tender offers.  Loss on extinguishment of debt of $2,424 for the year ended December 31, 2008 resulted from the repayment of the Company’s collateralized indebtedness relating to its holdings of shares of General Electric common stock during the second quarter of 2008.

Net miscellaneous income of $734 and $1,264 for the years ended December 31, 2009 and 2008, respectively, resulted primarily from dividends received on certain of the Company’s investment securities, partially offset by other miscellaneous expenses.

Income tax expense attributable to continuing operations of $206,669 for the year ended December 31, 2009 resulted primarily from the Company’s pretax income, state income tax expense of $32,283, tax benefit of $6,126 for the impact of a change in the state rate used to measure deferred taxes, tax expense of $3,009, including accrued interest, related to uncertain tax positions, a decrease in the valuation allowance of $1,427 relating to certain state NOLs and the tax impact of non-deductible officers’ compensation and other non-deductible expenses of $7,264 and $3,725, respectively.  To address state income tax planning considerations, during 2009 certain subsidiary corporations were converted to limited liability companies.  In connection with such conversions, the Company recorded tax expense of $9,095 relating to the elimination of certain state NOLs and credit carry forwards.

Income tax benefit attributable to continuing operations of $88,944 for the year ended December 31, 2008 resulted primarily from the Company’s pretax loss, state income tax expense of $15,236, tax benefit of $8,670 for the impact of a change in the state rate used to measure deferred taxes, tax expense of $2,694, including accrued interest, related to uncertain tax positions, an increase in the valuation allowance of $6,602 relating to certain state NOLs and the tax impact of non-deductible officers’ compensation and other non-deductible expenses of $5,934 and $1,756, respectively.

For the years ended December 31, 2009 and 2008, the Company has fully offset federal taxable income with a net operating loss deduction.  However, the Company is subject to the federal alternative minimum tax and certain state and local income taxes that are payable quarterly.

Net loss attributable to noncontrolling interests for the years ended December 31, 2009 and 2008 of $273 and $8,108, respectively, represent other parties’ share of the net losses of entities which are not entirely owned by us but which are consolidated in our financial statements.

Income from discontinued operations

In February 2010, the Company completed the MSG Distribution.  In June 2007, the Company completed the sale of its 60% interest in Fox Sports Net Bay Area, to Comcast.  In addition, in April 2005, the operations of the Rainbow DBS satellite distribution business were shut down.  As a result, the operating results of these businesses, net of taxes, have been classified in the consolidated statements of operations as discontinued operations for all periods presented.

Income from discontinued operations, net of taxes, for the years ended December 31, 2009 and 2008 reflects the following items, net of related income taxes and noncontrolling interests:

	Years Ended December 31,
	2009	2008
	Amount	Amount

Net operating results of Madison Square Garden, including transaction costs, net of income taxes	$35,856	$7,112
Net operating results of the Rainbow DBS distribution business, net of income taxes	(18)	(943)
Loss on sale of Fox Sports Net Bay Area, net of income taxes	—	(3)
	$35,838	$6,166

Business Segments Results — Cablevision Systems Corporation

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our Telecommunications Services segment:

	Years Ended December 31,				Increase
	2009		2008		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income

Revenues, net	$5,431,500	100%	$5,165,367	100%	$266,133
Technical and operating expenses (excluding depreciation and amortization shown below)	2,199,996	41	2,174,295	42	(25,701)
Selling, general and administrative expenses	1,034,284	19	978,313	19	(55,971)
Depreciation and amortization	856,919	16	890,912	17	33,993
Operating income	$1,340,301	25%	$1,121,847	22%	$218,454

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,		Increase
	2009	2008	(Decrease) in
	Amount	Amount	AOCF

Operating income	$1,340,301	$1,121,847	$218,454
Share-based compensation	30,748	23,125	7,623
Depreciation and amortization	856,919	890,912	(33,993)
AOCF	$2,227,968	$2,035,884	$192,084

Revenues, net for the year ended December 31, 2009 increased $266,133 (5%) as compared to revenues, net for the prior year.  The net increase is attributable to the following:

				Percent
	Years Ended December 31,		Increase	Increase
	2009	2008	(Decrease)	(Decrease)
Video (including analog, digital, pay-per-view, video-on-demand and digital video recorder)	$3,080,078	$2,961,421	$118,657	4%
High-speed data	1,146,789	1,099,634	47,155	4
Voice	771,236	685,643	85,593	12
Advertising	105,633	115,574	(9,941)	(9)
Other (including installation, home shopping, advertising sales commissions, and other products)	94,066	98,736	(4,670)	(5)
Total cable television	5,197,802	4,961,008	236,794	5
Optimum Lightpath	255,549	248,776	6,773	3
Intra-segment eliminations	(21,851)	(44,417)	22,566	51
Total Telecommunications Services	$5,431,500	$5,165,367	$266,133	5%

Revenue increases reflected above are primarily derived from higher rates (primarily due to an increase of video rates of 3.5% on average, which was implemented beginning in December 2008), increases in the number of subscribers to our high-speed data and voice services, including additional services sold to our existing video subscribers, upgrades by video customers from the level of the programming package to which they subscribe, and acquisition transactions that result in the addition of new subscribers, offset in part by offer discounts and other rate changes.  As a result, our average monthly revenue per basic video subscriber for the three months ended December 31, 2009 was $144.03 as compared to $134.85 and $141.03 for the three months ended December 31, 2008 and September 30, 2009, respectively.

We believe the decline in advertising revenue is primarily due to the impact of the economic downturn, which may continue.  The increase in Optimum Lightpath net revenues is primarily attributable to growth in Ethernet data services and the acquisition of 4Connections LLC in October 2008, partially offset by reduced traditional data services and lower intra-segment revenue.  The decrease in intra-segment eliminations for the year ended December 31, 2009 as compared to the prior year includes a reduction of interconnection costs charged to Optimum Lightpath and passed through to Optimum Voice of approximately $6,835 resulting from the resolution of certain disputed amounts between Optimum Lightpath and a third party vendor.  Additionally, Optimum Voice is purchasing fewer services from Optimum Lightpath resulting from certain operational functions now being performed directly within cable operations.

The following table presents certain subscriber and revenue generating units (“RGUs”) information as of December 31, 2009, September 30, 2009 and December 31, 2008 for the Company’s cable television systems (excluding Optimum Lightpath):

	As of December 31, 2009	As of September 30, 2009	As of December 31, 2008
	(in thousands)
Basic video customers	3,063	3,066	3,108
iO digital video customers	2,893	2,888	2,837
Optimum Online high-speed data customers	2,568	2,522	2,455
Optimum voice customers	2,052	2,001	1,878
Total revenue generating units	10,576	10,477	10,278

The Company had a loss of 45,100 basic video customers for the year ended December 31, 2009 compared to a loss of 14,900 in 2008.  This is primarily due to the impact of the current economic downturn, and, to a lesser extent, intensifying competition, particularly from Verizon.

For the year ended December 31, 2009, the Company added 297,700 RGUs as compared to 653,400 in 2008.  These additions include increases in iO digital video customers resulting from digital migration initiatives that eliminated the duplicate analog feeds of various channels carried in digital of approximately 50,600 for the year ended December 31, 2009 compared to 93,800 in 2008.

The growth in RGU additions slowed compared to the comparable period in 2008 as a result of the Company’s relatively high penetration rates, the current economic downturn and, to a lesser extent, the effects of intensifying competition, particularly from Verizon.  The severity and length of the economic downturn, along with intensifying competition, could impact our ability to maintain or increase our existing customers and revenue in the future.

Technical and operating expenses (excluding depreciation and amortization shown below) for 2009 increased $25,701 (1%) as compared to 2008.  The net increase is attributable to the following:

Increase in field operations and network related costs primarily due to growth in RGUs, lower capitalizable activities and general cost increases	$54,313
Increase in franchise fees due to increase in video revenues and higher rates in certain regions	6,253
Decrease in programming costs (including costs of on-demand services) primarily due to the termination of carriage of VOOM’s programming in January 2009 and lower subscribers to certain tiers of service, partially offset by rate increases and new program offerings	(1,601)
Decrease in call completion and interconnection costs, taxes and fees (net of related intra-segment eliminations) primarily due to legislative changes in 2009 which clarified the applicability of certain fees on VoIP of $23,818, of which $19,530 related to the reversal of fees accrued in prior periods, the favorable resolution of certain disputed interconnection costs of approximately $8,555, of which $6,458 related to the reversal of costs accrued in prior periods, and lower rates, partially offset by higher volume due to increased voice customers and other fees	(33,542)
Intra-segment eliminations	278
$25,701

As a percentage of revenues, technical and operating expenses decreased 1% during 2009 as compared to 2008.  Technical and operating expenses consist primarily of programming costs and direct costs associated with providing and maintaining services to our customers.  These costs typically rise as the number of RGUs grow and also due to general inflationary cost increases for employees, contractors, programming rates and other various expenses.  Costs of field operations also increase as the portion of our expenses that we are able to capitalize decreases due to lower new customer installations and lower new service upgrades.  Network related costs also fluctuate as capitalizable network upgrade and enhancement activity changes.  Franchise fees are payable to the state governments and local municipalities where we operate and are based on a percentage of certain categories of revenue, primarily video revenue which vary by state and municipality.  These costs change in relation to changes in such categories of revenues or rate changes.  We expect that our technical and operating expenses will continue to increase in the future.  However, as a percentage of revenues, we expect these costs to remain relatively constant.

Effective January 1, 2010, a new long-term affiliation agreement was entered into between Cablevision and the MSG networks, which are owned by Madison Square Garden.  This new long-term affiliation agreement will result in estimated incremental programming costs to the Company of approximately $30,000 for 2010, as compared to the amount of programming costs recognized by the Company pursuant to the Company’s arrangement with Madison Square Garden for 2009, and other additional consideration.  This new affiliation agreement will provide for the carriage of the MSG Network and MSG Plus program services on Cablevision’s cable systems in the tri-state area.  This agreement has a term of 10 years, obligates the Company to carry such program services on its cable systems and provides for the payment by the Company to the MSG networks of a per subscriber license fee, which fee is increased each year during the term of the agreement.

Selling, general and administrative expenses increased $55,971 (6%) for 2009 as compared to 2008.  The net increase is attributable to the following:

Increase in sales and marketing costs primarily due to higher employee related costs	$30,318
Favorable resolution of litigation that resulted in a reversal of expenses accrued in prior periods	(5,579)
Increase in customer related costs primarily due to higher RGUs and general cost increases	18,427
Increase in share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	7,113
Increase in other general and administrative costs, primarily due to general cost increases, partially offset by severance charges of $2,347 in the first quarter of 2008	5,303
Intra-segment eliminations	389
$55,971

As a percentage of revenues, selling, general and administrative expenses remained essentially constant in 2009 as compared to 2008.  Selling, general and administrative expenses include customer related costs, principally from the operation and maintenance of our call center facilities that handle customer inquiries and billing and collection activities.  These costs generally rise as the number of RGUs grow and also as a result of general inflationary cost increases for employees and other various expenses.  We expect that our customer related costs will continue to increase in relatively the same proportion as increases in RGUs and general inflationary cost increases.  Sales and marketing costs primarily consist of employee costs and advertising production and placement costs associated with acquiring and retaining customers.  These costs may continue to increase as competition continues to intensify.

Depreciation and amortization decreased $33,993 (4%) for 2009 as compared to 2008.  The net decrease resulted primarily from certain assets becoming fully depreciated, partially offset by depreciation of new asset purchases.

Adjusted operating cash flow increased $192,084 (9%) for the year ended December 31, 2009 as compared to 2008.  The increase was due primarily to an increase in revenue, partially offset by an increase in operating expenses excluding depreciation and amortization and share-based compensation, as discussed above.

Rainbow

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our Rainbow segment.

	Years Ended December 31,				Increase
	2009		2008		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income

Revenues, net	$1,043,367	100%	$980,133	100%	$63,234
Technical and operating expenses (excluding depreciation, amortization and impairments)	357,618	34	362,861	37	5,243
Selling, general and administrative expenses (a)	390,579	37	379,560	39	(11,019)
Restructuring expense	5,145	—	46,834	5	41,689
Depreciation and amortization (including impairments)	112,689	11	113,570	11	881
Operating income	$177,336	17%	$77,308	8%	$100,028

(a)          Rainbow corporate overhead costs previously allocated to Madison Square Garden that were not eliminated as a result of the MSG Distribution have been reclassified to continuing operations.

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,		Increase
	2009	2008	(Decrease) in
	Amount	Amount	AOCF

Operating income	$177,336	$77,308	$100,028
Share-based compensation	19,136	13,241	5,895
Restructuring expense	5,145	46,834	(41,689)
Depreciation and amortization (including impairments)	112,689	113,570	(881)
AOCF	$314,306	$250,953	$63,353

The Rainbow segment’s operating income is comprised of the following:

	Years Ended December 31,
	2009	2008
Operating income (loss):
AMC, WE tv and IFC	$295,075	$265,182
Other services	(117,739)	(187,874)
	$177,336	$77,308

Other services primarily consist of Sundance Channel’s operations from the date of acquisition (June 16, 2008), News 12 Networks, IFC Entertainment, Rainbow Advertising Sales Corporation (“RASCO”), Rainbow Network Communications (“RNC”), VOOM (the U.S. domestic programming of which ceased in January 2009) and in the 2008 period included Sportskool (sold in September 2008) and Lifeskool (sold in October 2008).  For the year ended December 31, 2009, the operating losses from Rainbow’s other services were attributable primarily to News 12 Networks and, to a lesser extent, VOOM and RASCO.  For the year ended December 31, 2008, the operating losses from Rainbow’s other services were attributable primarily to VOOM, News 12 Networks and, to a lesser extent, IFC Entertainment and RASCO.

In January 2009, the U.S. domestic programming of VOOM was shut down.  This decision had a favorable impact on the operating income of our Rainbow segment of $76,760 for the year ended December 31, 2009 compared to the year ended December 31, 2008 as the loss of revenues from our VOOM business was more than offset by the elimination of most operating expenses of VOOM.  The 2009 operating expenses included restructuring expenses of $5,162 as compared to $46,795 for the same period in the prior year.  Currently, certain of the VOOM programming continues to be distributed internationally.

Revenues, net for the year ended December 31, 2009 increased $63,234 (6%) as compared to revenues, net for the prior year.  The net increase is attributable to the following:

Net increase in affiliation fee revenues and advertising/sponsorship revenues primarily from Sundance Channel (acquired June 2008) and, to a lesser extent, distribution revenues from IFC Entertainment, partially offset by a decrease in affiliation fee revenues following the sale of Lifeskool (October 2008) and Sportskool (September 2008) and a decrease in advertising revenues at News 12 Networks and RASCO	$40,822
Increase in affiliation fee revenues and other revenues at AMC, WE tv and IFC resulting primarily from increases in affiliation rates and in viewing subscribers (see table below)	38,465
Increase in advertising revenues at AMC, WE tv and IFC due to higher units sold at AMC and improved program ratings at WE tv	35,466
Decrease in revenues, net due to the Company’s decision in December 2008 to discontinue the U.S. domestic programming of VOOM (January 2009)	(51,519)
$63,234

The decrease in revenues of VOOM was due primarily to the loss of EchoStar’s carriage in May 2008 and the loss of carriage by Cablevision effective January 20, 2009.

Revenue increases discussed above are primarily derived from increases in the level of advertising on our networks and increases in affiliation fee revenues derived from affiliation rates charged for our services and in the number of viewing subscribers.  The following table presents certain viewing subscriber information at December 31, 2009 and 2008:

	As of December 31,
	2009	2008
Viewing Subscribers:
AMC	87,700	86,100
WE tv	62,500	61,000
IFC	50,100	48,900
Sundance Channel	37,900	30,800

Technical and operating expenses (excluding depreciation and amortization and impairments) for the year ended December 31, 2009 decreased $5,243 (1%) compared to 2008.  The net decrease is attributable to the following:

Decrease in programming costs at VOOM due to the Company’s decision in December 2008 to discontinue funding the U.S. domestic programming of VOOM in January 2009	$(54,892)
Increase in programming costs primarily at AMC and WE tv and, to a lesser extent, IFC due to increased amortization of non-film program rights at AMC and WE tv	35,793
Net increase in programming costs at Rainbow’s other services (excluding VOOM) resulting primarily from an increase in programming costs of Sundance Channel (acquired June 2008) and IFC Entertainment	13,856
$(5,243)

As a percentage of revenues, technical and operating expenses decreased 3% during 2009 as compared to 2008 due primarily to the decrease in programming costs at VOOM as noted above.

There may be significant changes in the level of our technical and operating expenses from quarter to quarter and/or changes from year to year due to content acquisition and/or original programming costs.  As additional competition for content increases from other programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisition and/or original programming may increase.

Selling, general and administrative expenses increased $11,019 (3%) for 2009 compared to 2008.  The net increase is attributable to the following:

Net increase in selling, marketing and advertising costs at Rainbow’s other programming services (excluding VOOM) primarily related to marketing and promotional activities of the Sundance Channel (acquired June 2008)	$12,606
Net increase in administrative costs due primarily to the increase in parent company allocations, and to a lesser extent management fees at AMC and WE tv paid to CSC Holdings resulting from increased revenues, partially offset by a decrease in administrative costs following the sale of Lifeskool (October 2008) and Sportskool (September 2008)	6,417
Decrease in selling, general and administrative expenses at VOOM due to the Company’s decision in December 2008 to discontinue funding the U.S. domestic programming of VOOM in January 2009	(12,815)
Net decrease in selling and marketing costs at AMC, WE tv and IFC related to a decrease in costs for the marketing and promotion of original programming, partially offset by an increase in advertising sales related expenses at AMC and WE tv resulting from increased advertising sales revenue	(1,194)
Increase in share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	6,005
$11,019

As a percentage of revenues, selling, general and administrative expenses decreased 2% in 2009 compared to 2008.

There may be significant changes in the level of our selling, general and administrative expenses from quarter to quarter and year to year due to the timing of promotion and marketing of original programming and the number of premieres that occur during a quarter.

Restructuring expense of $5,145 for the year ended December 31, 2009 represents primarily the additional impairment of program rights and contract termination costs due to the Company’s decision to discontinue funding the U.S. domestic programming of VOOM and the decision in 2009 to discontinue certain international VOOM programming.

Restructuring expense of $46,834 for the year ended December 31, 2008 represents primarily the impairment of program rights of $40,974 and employee severance and other costs of $5,821 due to the Company’s decision to discontinue the U.S. programming of VOOM.

Depreciation and amortization (including impairments) decreased $881 (less than 1%) in 2009 as compared to 2008.  Amortization expense (including impairments) decreased $1,480 for 2009 as compared to 2008 primarily due to a $15,034 write-off of deferred carriage fees at VOOM HD Networks after EchoStar ceased the distribution of VOOM in May 2008 and a decrease in amortization expense of $1,499 due to certain amortizable identifiable intangible assets becoming fully amortized in the second quarter of 2009, partially offset by an increase of $15,053 due to the increase in amortization of identifiable intangible assets resulting from the acquisition of the Sundance Channel in June 2008.  The decrease in amortization expense was offset by an increase in depreciation expense of $599 in 2009 as compared to 2008.

Adjusted operating cash flow increased $63,353 in 2009 compared to 2008 due to an increase in revenues, net of $63,234, partially offset by an insignificant increase in operating expenses, excluding share-based compensation, restructuring and depreciation and amortization expenses, as discussed above.

Newsday

The table below sets forth certain financial information and the percentage that those items bear to revenues, net for the Newsday segment for the year ended December 31, 2009 and for the period July 30, 2008 through December 31, 2008.

	Year Ended December 31, 2009		For the period July 30, 2008 through December 31, 2008
	Amount	% of Net Revenues	Amount	% of Net Revenues

Revenues, net	$342,336	100%	$180,597	100%
Technical and operating expenses (excluding depreciation and amortization shown below)	210,588	62	110,955	61
Selling, general and administrative expenses	110,660	32	51,194	28
Restructuring expense	6,496	2	7,225	4
Depreciation and amortization (including impairments)	27,207	8	414,571	230
Operating loss	$(12,615)	(4)%	$(403,348)	(223)%

The following is a reconciliation of operating loss to AOCF for the year ended December 31, 2009 and for the period July 30, 2008 through December 31, 2008:

	Year Ended December 31, 2009		For the period July 30, 2008 through December 31, 2008
	Amount	% of Net Revenues	Amount	% of Net Revenues

Operating loss	$(12,615)	(4)%	$(403,348)	(223)%
Share-based compensation	687	—	318	—
Restructuring expense	6,496	2	7,225	4
Depreciation and amortization (including impairments)	27,207	8	414,571	230
AOCF	$21,775	6%	$18,766	10%

Revenues, net for the year ended December 31, 2009 amounted to $342,336 and is comprised of the following:

	Year Ended December 31, 2009
	Amount	% of Net Revenues

Advertising Revenue	$258,953	76%
Circulation Revenue	76,780	22
Other Revenue	6,603	2
Revenues, net	$342,336	100%

Revenues, net for the period July 30, 2008 through December 31, 2008 amounted to $180,597 and are comprised of the following:

	For the period July 30, 2008 through December 31, 2008
	Amount	% of Net Revenues

Advertising Revenue	$146,464	81%
Circulation Revenue	31,511	17
Other Revenue	2,622	2
Revenues, net	$180,597	100%

Newsday’s advertising revenue is derived from printed ads that run in the newspaper, preprinted advertisements that are inserted into the newspaper and preprinted sticky notes that are applied to the front of the paper.  In addition, advertising revenue also includes online advertising consisting of banner ads, video ads, floating ads, expanding ads, search engine advertising and online classified advertising for auto, recruitment and real estate.  In October 2009, Newsday transitioned to a subscriber access model for a substantial portion of its newsday.com website’s content.  The website is available for no additional charge to Newsday subscribers and to Optimum Online customers.

A newspaper’s circulation is the number of copies it distributes on an average day.  Circulation revenue is comprised of home delivery subscriptions, single copy sales at the newsstand or local retail outlets and a small amount associated with Newspaper in Education programs whereby newspapers are delivered to local schools for education programs.  On October 15, 2009, Newsday filed its most recent Publishers statement with the Audit Bureau of Circulation which indicated average paid circulation for the six months ended September 27, 2009 of approximately 357,000 on weekdays, approximately 323,000 on Saturdays and approximately 414,000 on Sundays.  Newsday’s paid circulation for weekdays, Saturdays and Sundays declined 5.4%, 4.1% and 4.6%, respectively, as compared to the same period in the prior year.

Advertising revenues, net for the year ended December 31, 2009 are comprised of the following:

	Year Ended December 31, 2009
	Amount	% of Net Advertising Revenues

Retail	$133,854	52%
National	53,466	20
Classified	71,633	28
Advertising revenues, net	$258,953	100%

Advertising revenues, net for the period July 30, 2008 through December 31, 2008 are comprised of the following:

	For the period July 30, 2008 through December 31, 2008
	Amount	% of Net Advertising Revenues

Retail	$72,598	50%
National	31,010	21
Classified	42,856	29
Advertising revenues, net	$146,464	100%

Newsday has experienced declines in many of its advertising revenue categories for the year ended December 31, 2009 as compared to the same period in the prior year as a result of the continuing economic downturn with the most significant of these declines in the real estate, automotive and help wanted classified advertising categories; the financial services category within national advertising; and the home improvement and department store categories within retail advertising.  Additionally, Newsday has experienced a decrease in its average monthly page views since transitioning to a subscriber access model for its website’s content in October 2009.

Technical and operating expenses (excluding depreciation and amortization shown below) for the year ended December 31, 2009 amounted to $210,588 (62% of revenues, net).  For the period July 30, 2008 through December 31, 2008, technical and operating expenses amounted to $110,955 (61% of revenues, net).  Technical and operating expenses (excluding depreciation and amortization) are comprised primarily of production, distribution, editorial and newsprint expenses.  Circulation and distribution expenses (excluding employee compensation and benefits) for the year ended December 31, 2009 amounted to $56,166 (16% of revenues, net).  These expenses amounted to $28,197 (16% of revenues, net) for the period July 30, 2008 through December 31, 2008.  Newsprint and ink expenses for the year ended December 31, 2009 amounted to 37,323 (11% of revenues, net).  These expenses amounted to $22,220 (12% of revenues, net) for the period July 30, 2008 through December 31, 2008.  During the second quarter of 2009, Newsday completed its web-width reduction project to reduce the size of the Newsday and amNewYork newspapers and as a result, newsprint and operating supply costs have been reduced.  Included within technical and operating expenses for the year ended December 31, 2009 are severance costs of $253 related to workforce reductions in the circulation and production areas as a result of ongoing cost containment initiatives.

Selling, general, and administrative expenses for the year ended December 31, 2009 amounted to $110,660 (32% of revenues, net).  For the period July 30, 2008 through December 31, 2008, selling, general and administrative expenses amounted to $51,194 (28% of revenues, net).  Selling, general, and administrative expenses include primarily direct sales and marketing expenses and costs of facilities, information systems, finance, and research and promotion.  Direct sales expenses accounted for approximately 42% of selling, general, and administrative expenses for the year ended December 31, 2009, and approximately 44% of selling, general and administrative expenses for the period July 30, 2008 through December 31, 2008.  These expenses are directly linked to advertising revenues.  Included within selling, general and administrative expenses for the year ended December 31, 2009 are severance costs of $1,388, related to terminations within senior management, as well as terminations in the facilities and information system departments as a result of ongoing cost containment initiatives.

Restructuring expense for the year ended December 31, 2009 amounted to $6,496 (2% of revenues, net).  This is comprised of $3,590 in severance and other related costs associated with the elimination of 98 staff positions and $3,174 related to a lease modification termination penalty and other lease and contract exit costs.  Offsetting these expenses are restructuring credits of $268 for the year ended December 31, 2009 related to adjustments in severance and facility realignment provisions recorded in prior restructuring plans.  For the period July 30, 2008 through December 31, 2008, restructuring expenses amounted to $7,225 (4% of revenues, net) comprised of $5,181 in severance and other related costs associated with the elimination of 106 staff positions, $572 related to lease and other contract exit costs, and $1,472 related to the write-off of intangible assets due to the shutdown of one of the segment’s publishing businesses in December 2008.

Depreciation and amortization (including impairments) for the year ended December 31, 2009 was $27,207 and represents the depreciation of property and equipment and the amortization of definite-lived intangible assets acquired in connection with the Newsday transaction on July 29, 2008.  Included within depreciation expense is $4,025 for the year ended December 31, 2009 related to depreciation expense associated with the decreased remaining useful lives of two presses that were phased out of service in mid-year 2009.  Also included within depreciation expense for the year ended December 31, 2009 are impairment charges of $790 on fixed assets no longer used in the ordinary course of business and a

$2,000 impairment charge relating to the excess of the carrying value over the estimated fair value of Newsday’s indefinite-lived intangible trademark.  Depreciation and amortization for the period July 30, 2008 through December 31, 2008 amounted to $414,571 which includes the impairment of indefinite-lived intangibles, certain long-lived intangible assets and goodwill of $400,880 and $3,300 of depreciation expense related to a printing press taken out of service in December 2008.

Adjusted operating cash flow for the year ended December 31, 2009 was $21,775 (6% of revenues, net). This represents a decrease as a percent of revenues, net, over the adjusted operating cash flow for the period July 28, 2008 through December 31, 2008.  This decrease is driven primarily by the continued economic downturn in 2009, which resulted in further advertising revenue declines, partially offset by expense savings, as discussed above.

Comparison of Consolidated Year Ended December 31, 2008 Versus Year Ended December 31, 2007

Consolidated Results — Cablevision Systems Corporation

Revenues, net for the year ended December 31, 2008 increased $721,417 (13%) as compared to revenues, net for the prior year.  The net increase is attributable to the following:

Increase in revenues of the Telecommunication Services segment	$444,198
Increase in revenues of the Rainbow segment, including revenues attributable to Sundance subsequent to acquisition in June 2008	136,585
Revenues of Newsday subsequent to the date of the transaction on July 29, 2008	180,597
Other net decreases	(1,001)
Inter-segment eliminations	(38,962)
$721,417

Technical and operating expenses (excluding depreciation, amortization and impairments) include primarily:

•                  cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis;

•                  network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections;

•                  amortization of costs to license programming, including program rights, and distribution and production related costs of our Rainbow segment;

•                  interconnection, call completion and circuit fees relating to our telephone and VoIP businesses which represent the transport and termination of calls with other telecommunications carriers; and

•                  publication production and distribution costs of our Newsday segment.

Technical and operating expenses (excluding depreciation and amortization and impairments) in 2008 increased $279,612 (12%) as compared to 2007.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$167,415
Increase in expenses of the Rainbow segment, including expenses attributable to Sundance subsequent to acquisition in June 2008	34,425
Expenses of the Newsday segment subsequent to the date of the transaction on July 29, 2008	110,955
Other net increases	2,162
Intersegment eliminations	(35,345)
$279,612

As a percentage of revenues, technical and operating expenses remained constant during 2008 as compared to 2007.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, and costs of customer call centers.  Selling, general and administrative expenses increased $151,201 (11%) for 2008 as compared to 2007.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$68,106
Increase in expenses of the Rainbow segment, including expenses attributable to Sundance subsequent to acquisition in June 2008	39,749
Expenses of the Newsday segment subsequent to the date of the acquisition on July 29, 2008	51,194
Other net decreases	(4,231)
Inter-segment eliminations	(3,617)
$151,201

As a percentage of revenues, selling, general and administrative expenses remained constant in 2008 compared to 2007.

Restructuring expense amounted to $49,883 in 2008 and $4,512 in 2007.  The 2008 amount primarily includes the impairment of program rights of $40,974 and employee severance and other costs of $5,821 due to the Company’s decision in December 2008 to discontinue the U.S. domestic programming business of VOOM and $7,225 primarily relating to severance and other restructuring charges recognized by our Newsday segment.  Partially offsetting these charges were net credits of $4,137 primarily associated with adjustments to facility realignment provisions and other costs recorded in connection with the 2001, 2002 and 2006 restructuring plans.  The 2007 amount related primarily to severance and other costs of $2,902 associated with the 2007 restructuring plans and adjustments to facility realignment provisions and other costs recorded in connection with the 2001, 2002 and 2006 restructuring plans of $1,610.

Depreciation and amortization (including impairments) increased $385,043 for 2008 as compared to 2007.  The net increase consisted of $400,880 of impairment charges related to indefinite-lived intangibles, certain long-lived intangible assets and goodwill at our Newsday segment, an impairment charge of $15,034 relating to the write-off of deferred carriage fees at VOOM after EchoStar ceased the distribution of VOOM in May 2008, an increase of $16,336 representing the depreciation and amortization resulting from the acquisition of the Sundance Channel in June 2008, and an increase of $13,691 representing the depreciation and amortization of Newsday subsequent to the date of the transaction on July 29, 2008.  Partially offsetting these increases was a decrease of $60,898 resulting primarily from certain assets becoming fully depreciated and certain asset retirements in the first quarter of 2007.

Interest expense, net decreased $127,512 (14%) during 2008 compared to 2007.  The net decrease is attributable to the following:

Decrease due to lower average interest rates on our indebtedness	$(107,079)
Net decrease due to change in average debt balances	(37,851)
Lower interest income	16,074
Other net increases	1,344
$(127,512)

Equity in net income of affiliates amounted to $4,467 in 2007.  Such amount consists primarily of the Company’s share of the net income of Fox Sports Net New England.

Gain on sale of programming and affiliate interests, net of $805 for the year ended December 31, 2008 resulted from the sale of our ownership interests in Sportskool and Lifeskool.  The gain on sale of programming and affiliate interest of $183,286 for the year ended December 31, 2007 resulted from the sale of our 50% equity interest in the Fox Sports Net New England business in June 2007.

Loss on investments, net for the years ended December 31, 2008 and 2007 of $136,414 and $213,347, respectively, consists primarily of the net increase or decrease in the fair value of Comcast, General Electric, Charter Communications, and Leapfrog common stock owned by the Company during the respective periods.  The effects of these losses are partially offset by the gains on related derivative contracts described below.

Gain on equity derivative contracts, net for the years ended December 31, 2008 and 2007 of $118,219 and $214,712, respectively, consists of unrealized and realized gains and losses due to the change in fair value of the Company’s equity derivative contracts relating to the Comcast, General Electric, Charter Communications, and Leapfrog shares owned by the Company during the respective periods.  The effects of these gains are partially offset by the losses on investment securities pledged as collateral, which are included in loss on investments, net discussed above.

Loss on interest rate swap contracts, net amounted to $205,683 and $76,568 for the years ended December 31, 2008 and 2007, respectively.  These interest rate swap contracts effectively fix the borrowing rates on a portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The losses on interest rate swap contracts are a result of a shift in the yield curve over the life of the swap contracts.

Write-off of deferred financing costs of $2,919 for the year ended December 31, 2007 represents costs written off in connection with the partial redemption in August 2007 of Rainbow National Services’ senior subordinated notes due 2014.

Loss on extinguishment of debt of $2,424 for the year ended December 31, 2008 resulted from the repayment of the Company’s collateralized indebtedness relating to its holdings of shares of General Electric common stock during the second quarter of 2008.  Loss on extinguishment of debt of $19,113 for the year ended December 31, 2007 represents the excess of the redemption price over the carrying value of the $175,000 principal amount of the Rainbow National Services senior subordinated notes due 2014 redeemed in August 2007.

Net miscellaneous income of $1,264 and $2,636 for the years ended December 31, 2008 and 2007, respectively, resulted primarily from dividends received on certain of the Company’s investment securities, partially offset by other miscellaneous expenses.

Income tax benefit attributable to continuing operations of $88,944 for the year ended December 31, 2008 resulted primarily from the Company’s pretax loss, state income tax expense of $15,236, tax benefit of $8,670 for the impact of a change in the state rate used to measure deferred taxes, tax expense of $2,694, including accrued interest, related to uncertain tax positions, an increase in the valuation allowance of $6,602 relating to certain state NOLs and the tax impact of non-deductible officers’ compensation and other non-deductible expenses of $5,934 and $1,756, respectively.

Income tax expense attributable to continuing operations of $33,512 for the year ended December 31, 2007 resulted primarily from the Company’s pretax income, state income tax expense of $1,293, tax expense of $10,831 for the impact of a change in the state rate used to measure deferred taxes, tax expense of $8,849, including accrued interest, related to uncertain tax positions, a decrease in the valuation allowance of $536 relating to certain state NOLs and the tax impact of non-deductible officers’ compensation and other non-deductible expenses of $9,355 and $2,885, respectively.

Net loss attributable to noncontrolling interests for the years ended December 31, 2008 and 2007 of $8,108 and $321, respectively, represent other parties’ share of the net losses of entities which are not entirely owned by us but which are consolidated in our financial statements.

Income from discontinued operations

In February 2010, the Company completed the MSG Distribution.  In June 2007, the Company completed the sale of its 60% interest in Fox Sports Net Bay Area, to Comcast.  In addition, in June 2006 and April 2005, respectively, the operations of the Fox Sports Net Chicago programming business and the Rainbow DBS satellite distribution business were shut down.  As a result, the operating results of these businesses, net of taxes, have been classified in the consolidated statements of operations as discontinued operations for all periods presented.

Income (loss) from discontinued operations, net of taxes, for the years ended December 31, 2008 and 2007 reflects the following items, net of related income taxes and noncontrolling interests:

	Years Ended December 31,
	2008	2007
Gain (loss) on sale of Fox Sports Net Bay Area, net of taxes	$(3)	$186,281
Net operating results of Madison Square Garden, net of taxes	7,112	58,149
Net operating results of the Rainbow DBS distribution business, net of taxes	(943)	4,167
Net operating results of Fox Sports Net Bay Area, net of taxes	—	4,787
	$6,166	$253,384

Business Segments Results — Cablevision Systems Corporation

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our Telecommunications Services segment:

	Years Ended December 31,				Increase
	2008		2007		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income
Revenues, net	$5,165,367	100%	$4,721,169	100%	$444,198
Technical and operating expenses (excluding depreciation and amortization)	2,174,295	42	2,006,880	43	(167,415)
Selling, general and administrative expenses	978,313	19	910,207	19	(68,106)
Depreciation and amortization	890,912	17	929,606	20	38,694
Operating income	$1,121,847	22%	$874,476	19%	$247,371

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,		Increase
	2008	2007	(Decrease)
	Amount	Amount	in AOCF
Operating income	$1,121,847	$874,476	$247,371
Share-based compensation	23,125	24,325	(1,200)
Depreciation and amortization	890,912	929,606	(38,694)
AOCF	$2,035,884	$1,828,407	$207,477

Revenues, net for the year ended December 31, 2008 increased $444,198 (9%) as compared to revenues, net for the prior year.  The net increase is attributable to the following:

				Percent
	Years Ended December 31,		Increase	Increase
	2008	2007	(Decrease)	(Decrease)
Video (including analog, digital, pay-per-view, video-on-demand and digital video recorder)	$2,961,421	$2,774,291	$187,130	7%
High-speed data	1,099,634	1,013,462	86,172	9
Voice	685,643	534,553	151,090	28
Advertising	115,574	118,473	(2,899)	(2)
Other (including installation, home shopping, advertising sales commissions, and other products)	98,736	105,519	(6,783)	(6)
Total cable television	4,961,008	4,546,298	414,710	9
Optimum Lightpath	248,776	215,476	33,300	15
Intra-segment eliminations	(44,417)	(40,605)	(3,812)	(9)
Total Telecommunications Services	$5,165,367	$4,721,169	$444,198	9%

Revenue increases reflected above are primarily derived from increases in the number of subscribers to our high-speed data and voice services, including additional services sold to our existing video subscribers (set forth in the table below), acquisition transactions that result in the addition of new subscribers, higher rates, and upgrades by video customers from the level of the programming package to which they subscribe, offset in part by offer discounts and other rate changes.  As a result, our average monthly revenue per basic video subscriber for the three months ended December 31, 2008 was $134.85 as compared with $125.10 for the three months ended December 31, 2007, a 7.8% increase.  Our average monthly revenue per basic video subscriber for the three months ended September 30, 2008 was $133.11.  The increase in Optimum Lightpath net revenues is primarily attributable to growth in Ethernet data services, partially offset by reduced traditional data services.

The following table presents certain subscriber information as of December 31, 2008, September 30, 2008 and December 31, 2007 for the Company’s cable television systems (excluding Optimum Lightpath):

	As of December 31, 2008	As of September 30, 2008	As of December 31, 2007
	(in thousands)
Basic video customers	3,108	3,112	3,123
iO digital video customers	2,837	2,814	2,628
Optimum Online high-speed data customers	2,455	2,427	2,282
Optimum voice customers	1,878	1,825	1,592
Total revenue generating units	10,278	10,178	9,625

For the year ended December 31, 2008, the Company had a decline of 14,900 basic video customers compared to a decline of 3,700 in 2007.

For the year ended December 31, 2008, the Company added 653,400 revenue generating units (“RGUs”), as compared to 797,500 in 2007.  The decline in growth of RGUs of 144,100 is net of an increase in iO digital video customers of approximately 93,800 due to a digital migration initiative that eliminated the duplicate analog feeds of nine channels carried in digital.  The growth in RGU additions slowed compared to 2007 as a result of the Company’s relatively high penetration rates and, to a lesser extent, the effects of intensifying competition, particularly from Verizon.

Technical and operating expenses (excluding depreciation and amortization) for 2008 increased $167,415 (8%) compared to 2007.  The net increase is attributable to the following:

Increase in programming costs (including costs of on-demand services) due primarily to subscriber growth, expanded service offerings, programming rate increases and the cost to carry VOOM beginning July 1, 2007	$102,792
Increase in field service and network related costs primarily due to growth in revenue generating units and general cost increases	45,163
Increase in call completion and interconnection costs, taxes, and fees (net of related intra-segment eliminations) primarily due to higher VoIP fees and higher voice customers, partially offset by lower rates	10,509
Increase in franchise fees	9,205
Other net decreases	(348)
Intra-segment eliminations	94
$167,415

As a percentage of revenues, technical and operating expenses decreased 1% during 2008 as compared to 2007.

Selling, general and administrative expenses increased $68,106 (7%) for 2008 as compared to 2007.  The net increase is attributable to the following:

Increase in sales and marketing costs	$36,651
Increase in customer related costs (principally call center and billing related costs) primarily due to growth in revenue generating units and general cost increases	21,215
Increase in other general and administrative costs	15,668
Decrease in share-based compensation expense and expenses related to Cablevision’s long-term incentive plans	(5,393)
Intra-segment eliminations	(35)
$68,106

As a percentage of revenues, selling, general and administrative expenses remained constant in 2008 as compared to 2007.

Depreciation and amortization decreased $38,694 (4%) for 2008 as compared to 2007.  The net decrease resulted primarily from lower depreciation due to certain assets becoming fully depreciated in 2007.

Adjusted operating cash flow increased $207,477 for the year ended December 31, 2008 as compared to 2007.  The increase was due primarily to an increase in revenue, partially offset by an increase in operating expenses excluding depreciation and amortization and share-based compensation, as discussed above.

Rainbow

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our Rainbow segment.

	Years Ended December 31,				Increase
	2008		2007		(Decrease) in
	Amount	% of Net Revenues	Amount	% of Net Revenues	Operating Income
Revenues, net	$980,133	100%	$843,548	100%	$136,585
Technical and operating expenses (excluding depreciation, amortization and impairments)	362,861	37	328,436	39	(34,425)
Selling, general and administrative expenses(a)	379,560	39	339,811	40	(39,749)
Restructuring expense	46,834	5	2,820	—	(44,014)
Depreciation and amortization (including impairments)	113,570	11	89,117	11	(24,453)
Operating income	$77,308	8%	$83,364	10%	$(6,056)

(a)                      Rainbow corporate overhead costs previously allocated to Madison Square Garden that were not eliminated as a result of the MSG Distribution have been reclassified to continuing operations.

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,		Increase
	2008	2007	Decrease)
	Amount	Amount	(in AOCF
Operating income	$77,308	$83,364	$(6,056)
Share-based compensation	13,241	15,188	(1,947)
Restructuring expense	46,834	2,820	44,014
Depreciation and amortization (including impairments)	113,570	89,117	24,453
AOCF	$250,953	$190,489	$60,464

The Rainbow segment’s operating income is comprised of the following:

	Years Ended December 31,
	2008	2007
Operating income (loss):
AMC, WE tv and IFC	$265,182	$239,567
Other programming services	(187,874)	(156,203)
	$77,308	$83,364

Other services primarily consist of News 12 Networks, IFC Entertainment, RASCO, Sportskool (sold in September 2008), Lifeskool (sold in October 2008), RNC, VOOM, and the results of Sundance Channel’s operations from the date of acquisition (June 16, 2008) through December 31, 2008.  The operating losses from Rainbow’s other services were attributable primarily to VOOM and the News 12 Networks, and to a lesser extent to IFC Entertainment, Sundance Channel and RASCO.

Revenues, net for the year ended December 31, 2008 increased $136,585 (16%) as compared to revenues, net for the prior year.  The increase is attributable to the following:

Increase in affiliation fee revenues and other revenue at Rainbow’s other services*	$58,878
Increase in advertising/sponsorship revenues at AMC, WE tv, and IFC	38,923
Increase in affiliation fee revenues and other revenue at AMC, WE tv and IFC resulting primarily from increases in viewing subscribers and rates	33,788
Net increase in advertising/sponsorship revenues at Rainbow’s other services resulting primarily from the acquisition of Sundance Channel in June 2008, partially offset by a decrease in advertising revenue at RASCO	4,996
$136,585

*                             Increase for the year ended December 31, 2008 is primarily from the acquisition of Sundance Channel in June 2008 and from the growth in distribution of VOOM by Cablevision which launched July 2007, partially offset by the loss of EchoStar’s carriage of VOOM in May 2008.  In December 2008, the Company decided to discontinue the U.S. domestic programming of VOOM, and effective January 20, 2009, Cablevision ceased carriage of VOOM.

The following table presents certain viewing subscriber information at December 31, 2008 and 2007:

	As of December 31,
	2008	2007
Viewing Subscribers:
AMC	86,100	84,400
WE tv	61,000	57,200
IFC	48,900	44,600
Sundance Channel	30,800		*

*                           The Sundance Channel was acquired by the Company on June 16, 2008.

Technical and operating expenses (excluding depreciation and amortization and impairments) for the year ended December 31, 2008 increased $34,425 (10%) compared to 2007.  The increase is attributable to the following:

Increase in programming costs at AMC, WE tv and IFC due primarily to increased non-film programming costs, programming related costs and broadband/video-on-demand related costs	$18,644
Net increase resulting primarily from programming and content licensing costs of Sundance Channel from the date of acquisition and increased costs of RNC and News 12 Networks, partially offset by decreases at IFC Entertainment, Lifeskool and Sportskool	15,781
$34,425

As a percentage of revenues, technical and operating expenses decreased 2% during 2008 as compared to 2007.

Selling, general and administrative expenses increased $39,749 (12%) for 2008 compared to 2007.  The net increase is attributable to the following:

Increase in administrative costs primarily related to legal expenses, rent related expenses, management fees paid to CSC Holdings driven by increased revenues, and the acquisition of Sundance Channel in June 2008	$23,370
Increase in selling, marketing and advertising costs at AMC, WE tv and IFC primarily related to an increase in marketing and promotion of original programming and an increase in advertising sales related expenses due to increased advertising sales revenue	21,048
Increase in selling, marketing and advertising costs at Rainbow’s other services primarily related to the acquisition of Sundance Channel in June 2008, partially offset by lower marketing and promotional activities at IFC Entertainment, Lifeskool and Sportskool	2,437
Decrease in share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	(7,106)
$39,749

As a percentage of revenues, selling, general and administrative expenses decreased 1% in 2008 compared to 2007.

Restructuring expense of $46,834 for the year ended December 31, 2008 represents primarily the impairment of program rights of $40,974 and employee severance and other costs of $5,821 due to the Company’s decision in December 2008 to discontinue the U.S. domestic programming of VOOM.

Restructuring charges of $2,820 for the year ended December 31, 2007 represents primarily severance charges resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments.

Depreciation and amortization (including impairments) increased $24,453 (27%) in 2008 as compared to 2007.  Amortization expense (including impairments) increased $30,223 for 2008 as compared to 2007 primarily due to amortization expense of $16,131 relating to amortizable identifiable intangible assets acquired in connection with the acquisition of Sundance Channel and the write-off of $15,034 of deferred carriage fees at VOOM HD after EchoStar ceased the distribution of VOOM in May 2008.  Partially offsetting this increase was a decrease in depreciation expense of $5,770 as compared to the prior year primarily attributable to certain VOOM fixed assets becoming fully depreciated in 2007.

Adjusted operating cash flow increased $60,464 in 2008 compared to 2007 due to an increase in revenues, net of $136,585, partially offset by an increase in operating expenses, excluding share-based compensation, restructuring and depreciation and amortization expenses of $76,121 due primarily to increased programming and selling, general and administrative costs all as further discussed above.

Newsday

The table below sets forth certain financial information and the percentage that those items bear to revenues, net for the Newsday segment for the period July 30, 2008 through December 31, 2008.

	For the period July 30, 2008 through December 31, 2008
	Amount	% of Net Revenues
Revenues, net	$180,597	100%
Technical and operating expenses (excluding depreciation and amortization)	110,955	61
Selling, general and administrative expenses	51,194	28
Restructuring expense	7,225	4
Depreciation and amortization (including impairments)	414,571	230
Operating loss	$(403,348)	(223)%

The following is a reconciliation of operating loss to AOCF:

	For the period July 30, 2008 through December 31, 2008
	Amount	% of Net Revenues
Operating loss	$(403,348)	(223)%
Share-based compensation	318	—
Restructuring expense	7,225	4
Depreciation and amortization (including impairments)	414,571	230%
AOCF	$18,766	10%

Revenues, net for the period July 30, 2008 through December 31, 2008 amounted to $180,597 and are comprised of the following:

	For the period July 30, 2008 through December 31, 2008
	Amount	% of Net Revenues
Advertising Revenue	$146,464	81%
Circulation Revenue	31,511	17
Other Revenue	2,622	2
Revenues, net	$180,597	100%

Newsday’s advertising revenue is derived from printed ads that run in the newspaper and niche publications, preprinted advertisements that are inserted into the newspaper and preprinted sticky notes that are applied to the front of the paper.  In addition, advertising revenue also includes online advertising consisting of banner ads, video ads, floating ads, expanding ads, search engine advertising and online classified advertising for auto, recruitment and real estate.

A newspaper’s circulation is the number of copies it distributes on an average day.  The circulation revenue is comprised of home delivery subscriptions, single copy sales at the newsstand or local retail outlets and a small amount associated with Newspaper in Education programs whereby newspapers are delivered to local schools for education programs.

Technical and operating expenses (excluding depreciation and amortization) for the period July 30, 2008 through December 31, 2008 amounted to $110,955.  As a percentage of revenues, technical and operating expenses accounted for 61% for the period July 30, 2008 through December 31, 2008.  Technical and operating expenses (excluding depreciation and amortization) are comprised primarily of production, distribution, editorial and newsprint expenses.

Selling, general, and administrative expenses for the period July 30, 2008 through December 31, 2008 amounted to $51,194.  As a percentage of revenues, selling, general and administrative expenses accounted for 28% for the period July 30, 2008 through December 31, 2008.  Selling, general, and administrative expenses include primarily direct sales expenses and costs of facility, information systems, finance, and research and promotion.  Direct sales expenses accounted for approximately 44% of selling, general, and administrative expenses.

Restructuring expense for the period of July 30, 2008 through December 31, 2008 amounted to $7,225.  This is comprised of $5,181 in severance and other related costs associated with the elimination of 106 staff positions, $572 related to lease and other contract exit costs, and $1,472 related to the write-off of intangible assets due to the shutdown of one of the segment’s publishing businesses in December 2008.

Depreciation and amortization (including impairments) for the period of July 30, 2008 through December 31, 2008 was $414,571 which includes the impairment of indefinite-lived intangibles, certain long-lived intangible assets and goodwill of $400,880 and the depreciation of property and equipment (inclusive of approximately $3,300 due to the acceleration of depreciation related to a printing press that was taken out of service in December 2008) and the amortization of definite-lived intangible assets acquired in connection with the Newsday Transaction.

CSC HOLDINGS, LLC

The consolidated statements of operations of CSC Holdings are essentially identical to the consolidated statements of operations of Cablevision, except for the following:

	Years Ended December 31,
	2009	2008	2007
Interest expense relating to Cablevision senior notes issued in April 2004 and September 2009 included in Cablevision’s consolidated statements of operations	$114,120	$125,874	$134,446
Interest income related to cash held at Cablevision	(383)	(591)	(3,453)
Interest income included in CSC Holdings’ consolidated statements of operations related to interest on Cablevision’s 8% senior notes due 2012 and the accretion of the discount related to the notes issued by Cablevision in connection with the Newsday transaction which were contributed to CSC Holdings (this interest income is eliminated in the condensed consolidated statements of operations of Cablevision)	62,405	26,155	—
Loss on extinguishment of debt	515	—	—
Write-off of deferred financing costs related to the repurchase of a portion of Cablevision’s April 2009 senior notes pursuant to a tender offer	72	—	—
Miscellaneous income	—	(4)	—
Income tax benefit included in Cablevision’s consolidated statements of operations related to the items listed above	(71,078)	(59,645)	(55,448)

Refer to Cablevision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations herein.

CASH FLOW DISCUSSION - CABLEVISION

Operating Activities

Net cash provided by operating activities amounted to $1,506,758 for the year ended December 31, 2009 compared to $1,323,097 for the year ended December 31, 2008.  The 2009 cash provided by operating activities resulted from $1,272,373 of income before depreciation and amortization (including impairments), $634,660 of non-cash items and a $7,857 increase in deferred revenue.  Partially offsetting these increases were decreases in cash of $249,927 resulting from the acquisition of and payment of obligations relating to program rights, a $50,265 decrease in accounts payable and accrued liabilities, a $55,105 decrease in liabilities under derivative contracts, and a $52,835 increase in current and other assets. The increase in cash provided by operating activities of $183,661 in 2009 as compared to 2008 resulted from an increase in income from continuing operations before depreciation and amortization and other non-cash items of $411,671, partially offset by a decrease of $228,010 resulting from changes in working capital, including the timing of payments and collections of accounts receivable, among other items.

Net cash provided by operating activities amounted to $1,323,097 for the year ended December 31, 2008 compared to $818,176 for the year ended December 31, 2007.  The 2008 cash provided by operating activities resulted from $1,199,194 of income before depreciation and amortization (including impairments), $296,168 of non-cash items, a $153,417 increase in liabilities under derivative contracts and an $50,670 increase in accounts payable and accrued liabilities.  Partially offsetting these increases were decreases in cash of $245,110 resulting from the acquisition of and payment of obligations relating to program rights, a $115,158 increase in current and other assets, and a $16,084 decrease in deferred carriage fees payable.  The increase in cash provided by operating activities of $504,921 in 2008 as compared to 2007 resulted from an increase in income from continuing operations before depreciation and amortization and other non-cash items of $317,002 and an additional net increase of $187,919 resulting from changes in working capital, including the timing of payments and collections of accounts receivable, among other items.

Net cash provided by operating activities amounted to $818,176 for the year ended December 31, 2007.  The 2007 cash provided by operating activities resulted from $1,021,380 of income before depreciation and amortization, $156,980 of non-cash items, an increase of $64,844 in liabilities under derivative contracts and a $14,584 increase in deferred revenue.  Partially offsetting these increases were decreases in cash resulting from a $197,857 increase in program rights resulting primarily from new film licensing and original programming agreements, a $102,652 increase in current and other assets, a $91,318 decrease in accounts payable and accrued liabilities, a $6,680 increase in other deferred costs, a $25,580 decrease in deferred carriage fees payable, and a $15,525 decrease in program rights obligations.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2009 was $744,219 compared to $1,650,971 for the year ended December 31, 2008.  The 2009 investing activities consisted primarily of $750,943 of capital expenditures ($696,492 of which relate to our Telecommunications Services segment), partially offset by other net cash receipts of $6,724.

Net cash used in investing activities for the year ended December 31, 2008 was $1,650,971 compared to $518,399 for the year ended December 31, 2007.  The 2008 investing activities consisted primarily of $853,909 of capital expenditures ($783,711 of which relate to our Telecommunications Services segment), $782,590 of payments relating primarily to the acquisitions of Newsday, Sundance Channel and 4Connections LLC, and other net cash payments aggregating $14,472.

Net cash used in investing activities for the year ended December 31, 2007 was $518,399.  The 2007 investing activities consisted primarily of $732,688 of capital expenditures ($678,384 of which relate to our Telecommunications Services segment) and other net cash payments aggregating $23,121, partially offset by proceeds from the sale of the Company’s interest in Fox Sports Net New England of $212,904 and net distributions from equity method investees of $24,506.

Financing Activities

Net cash used in financing activities amounted to $793,512 for the year ended December 31, 2009 compared to net cash provided by financing activities of $357,904 for the year ended December 31, 2008.  In 2009, the Company’s financing activities consisted primarily of the repayment and repurchase of senior notes of $2,398,740, net repayments of bank debt of $355,000, dividend payments to common shareholders of $123,499, additions to deferred financing costs of $49,775 and other net cash payments of $4,782, partially offset by proceeds of $2,138,284 from the issuance of senior notes.

Net cash provided by financing activities amounted to $357,904 for the year ended December 31, 2008 compared to net cash used in financing activities of $792,386 for the year ended December 31, 2007.  In 2008, the Company’s financing activities consisted primarily of net proceeds of bank debt of $765,000, proceeds of $500,000 from the issuance of senior notes and proceeds from the issuance of a note payable to an affiliate of $60,000, partially offset by the redemption of senior notes of $500,000, net repayments of collateralized indebtedness of $364,660, dividend payments to common shareholders of $64,854, additions to deferred financing costs of $35,939, and other net cash payments of $1,643.

Net cash used in financing activities amounted to $792,386 for the year ended December 31, 2007.  In 2007, the Company’s financing activities consisted primarily of $693,158 used for the redemption of senior notes and senior subordinated notes and debentures, net repayments of bank debt of $103,750, a payment of $69,025 representing the purchase of treasury stock relating to minimum statutory tax withholding requirements on restricted stock awards that vested during 2007, dividend payments relating to the exercise or vesting of equity based awards of $67,319 and other net cash payments of $19,928, partially offset by proceeds from the issuance of a note payable to an affiliate of $130,000 and proceeds from the exercise of stock options of $30,794.

CASH FLOW DISCUSSION — CSC HOLDINGS

Operating Activities

Net cash provided by operating activities amounted to $1,656,694 for the year ended December 31, 2009 compared to $1,311,900 for the year ended December 31, 2008.  The 2009 cash provided by operating activities resulted from $1,378,024 of income before depreciation and amortization (including impairments), $689,859 of non-cash items and a $7,857 increase in deferred revenue.  Partially offsetting these increases were decreases in cash of $249,927 resulting from the acquisition of and payment of obligations relating to program rights, a $63,913 decrease in accounts payable and accrued liabilities, a $55,105 decrease in liabilities under derivative contracts, and a $50,101 increase in current and other assets.  The increase in cash provided by operating activities of $344,794 in 2009 as compared to 2008 resulted from an increase in income from continuing operations before depreciation and amortization and other non-cash items of $432,222, partially offset by a decrease of $87,428 resulting from changes in working capital, including the timing of payments and collections of accounts receivable, among other items.

Net cash provided by operating activities amounted to $1,311,900 for the year ended December 31, 2008 compared to $814,325 for the year ended December 31, 2007.  The 2008 cash provided by operating activities resulted from $1,290,983 of income before depreciation and amortization (including impairments), $344,678 of non-cash items, a $153,417 increase in liabilities under derivative contracts and an $51,063 increase in accounts payable and accrued liabilities.  Partially offsetting these increases were decreases in cash of $245,110 resulting from the acquisition of and payment of obligations relating to program rights, a $157,515 increase in advances to affiliates, a $109,532 increase in current and other assets, and a $16,084 decrease in deferred carriage fees payable.  The increase in cash provided by operating activities of $497,575 in 2008 as compared to 2007 resulted from an increase in income from continuing operations before depreciation and amortization and other non-cash items of $334,780 and an additional net increase of $162,795 resulting from changes in working capital, including the timing of payments and collections of accounts receivable, among other items.

Net cash provided by operating activities amounted to $814,325 for the year ended December 31, 2007.  The 2007 cash provided by operating activities resulted from $1,096,925 of income before depreciation and amortization, $203,956 of non-cash items, an increase of $64,844 in liabilities under derivative contracts and a $14,584 increase in deferred revenue.  Partially offsetting these increases were decreases in cash resulting from a $197,857 increase in program rights resulting primarily from new film licensing and original programming agreements, a $94,968 decrease in accounts payable and accrued liabilities, a $102,606 increase in current and other assets, a $122,768 increase in advances to affiliates, a $6,680 increase in other deferred costs, a $25,580 decrease in deferred carriage fees payable, and a $15,525 decrease in program rights obligations.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2009 was $744,219 compared to $1,650,971 for the year ended December 31, 2008.  The 2009 investing activities consisted primarily of $750,943 of capital expenditures ($696,492 of which relate to our Telecommunications Services segment), partially offset by other net cash receipts of $6,724.

Net cash used in investing activities for the year ended December 31, 2008 was $1,650,971 compared to $518,399 for the year ended December 31, 2007.  The 2008 investing activities consisted primarily of $853,909 of capital expenditures ($783,711 of which relate to our Telecommunications Services segment), $782,590 of payments relating primarily to the acquisitions of Newsday, Sundance Channel and 4Connections LLC, and other net cash payments aggregating $14,472.

Net cash used in investing activities for the year ended December 31, 2007 was $518,399.  The 2007 investing activities consisted primarily of $732,688 of capital expenditures ($678,384 of which relate to our Telecommunications Services segment) and other net cash payments aggregating $23,121, partially offset by proceeds from the sale of the Company’s interest in Fox Sports Net New England of $212,904 and net distributions from equity method investees of $24,506.

Financing Activities

Net cash used in financing activities amounted to $956,506 for the year ended December 31, 2009 compared to net cash provided by financing activities of $369,928 for the year ended December 31, 2008.  In 2009, the Company’s financing activities consisted primarily of the repayment and repurchase of senior notes of $1,898,225, net repayments of bank debt of $355,000, additions to deferred financing costs of $30,754 and other net cash payments of $4,962, partially offset by proceeds of $1,250,920 from the issuance of senior notes and net contributions from Cablevision of $81,515.

Net cash provided by financing activities amounted to $369,928 for the year ended December 31, 2008 compared to net cash used in financing activities of $683,038 for the year ended December 31, 2007.  In 2008, the Company’s financing activities consisted primarily of net proceeds of bank debt of $765,000, proceeds of $500,000 from the issuance of senior notes and proceeds from the issuance of a note payable to an affiliate of $60,000, partially offset by the redemption of senior notes of $500,000, net repayments of collateralized indebtedness of $364,660, dividend distributions to Cablevision of $48,867, additions to deferred financing costs of $35,858, and other net cash payments of $5,687.

Net cash used in financing activities amounted to $683,038 for the year ended December 31, 2007.  In 2007, the Company’s financing activities consisted primarily of $693,158 used for the redemption of senior notes and senior subordinated notes and debentures, net repayments of bank debt of $103,750 and other net cash payments of $16,130, partially offset by proceeds from the issuance of a note payable to an affiliate of $130,000.

Discontinued Operations

The net effect of discontinued operations on cash and cash equivalents amounted to a cash inflow of $23,976, $16,718, and $391,514 for the years ended December 31, 2009, 2008 and 2007, respectively.

Operating Activities

Net cash provided by operating activities of discontinued operations amounted to $131,113 for the year ended December 31, 2009 compared to $33,595 for the year ended December 31, 2008.  The 2009 cash provided by operating activities resulted primarily from net income of $150,665 before depreciation and amortization and non-cash items, partially offset by a net decrease in cash resulting from the net change in assets and liabilities of $19,552.

Net cash provided by operating activities of discontinued operations amounted to $33,595 for the year ended December 31, 2008 compared to $139,335 for the year ended December 31, 2007.  The 2008 cash provided by operating activities resulted from net income of $97,017 before depreciation and amortization and non-cash items, partially offset by a $58,293 cash payment to settle the Loral contract dispute and a decrease in cash resulting from the net change in assets and liabilities of $5,129.

Net cash provided by operating activities of discontinued operations amounted to $139,335 for the year ended December 31, 2007.  The 2007 cash provided by operating activities resulted primarily from net income of $211,756 before depreciation and amortization and non-cash items, partially offset by a net decrease in cash resulting from the net change in assets and liabilities of $72,421.

Investing Activities

Net cash used in investing activities of discontinued operations for the year ended December 31, 2009 was $64,543 compared to $40,255 for the year ended December 31, 2008.  The 2009 investing activities consisted of capital expenditures of $59,361 and other net cash payments of $5,182.

Net cash used in investing activities of discontinued operations for the year ended December 31, 2008 was $40,255 compared to net cash provided by investing activities of discontinued operations of $286,019 for the year ended December 31, 2007.  The 2008 investing activities consist of capital expenditures of $55,192 and $37,632 of other investments, partially offset by a decrease in restricted cash of $52,569 relating to the settlement of the Loral contract dispute.

Net cash provided by investing activities of discontinued operations for the year ended December 31, 2007 was $286,019.  The 2007 investing activities consisted of $381,979 of proceeds (net of cash on hand) from the sale of the Company’s interest in Fox Sports Net Bay Area, partially offset by an increase in restricted cash of $47,024 primarily relating to the posting of a cash collateralized bond related to the Loral contract dispute of $52,838 and $48,936 of capital expenditures.

Financing Activities

Net cash used in financing activities of discontinued operations for the year ended December 31, 2009 was $3,604 compared to $61,277 for the year ended December 31, 2008.  The 2009 financing activities consists of additions to deferred financing of $2,530 and payments for capital lease obligations of $1,222, partially offset by contributions from Cablevision of $148.

Net cash used in financing activities of discontinued operations for the year ended December 31, 2008 was $61,277 compared to $120,945 for the year ended December 31, 2007.  The 2008 financing activities consists of the increase to a note receivable from Cablevision of $60,000, payments for capital lease obligations of $1,101 and distributions to Cablevision of $176.

Net cash used in financing activities of discontinued operations for the year ended December 31, 2007 was $120,945 for the year ended December 31, 2007.  The 2007 financing activities consists of the issuance of a note receivable to Cablevision of $130,000 and payments for capital lease obligations of $906, partially offset by contributions from Cablevision of $9,961.

The net increase (decrease) in cash classified as assets distributed to shareholders/member in 2010 was $(38,990), $84,655 and $87,105 for the years ended December 31, 2009, 2008 and 2007, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Cablevision has no operations independent of its subsidiaries.  Cablevision’s outstanding securities consist of Cablevision NY Group (“CNYG”) Class A common stock, CNYG Class B common stock and approximately $2,582,000 of debt securities, including $1,900,000 held by third party investors (including the senior notes issued in September 2009 discussed below) and approximately $682,000 (with a fair value of approximately $650,000 at the date of contribution on July 29, 2008), in connection with the Newsday transaction), which were contributed to CSC Holdings and are now held by Newsday Holdings LLC, its 97.2% owned subsidiary.  The $682,000 of notes are eliminated in Cablevision’s consolidated financial statements and are shown as notes due from Cablevision in the consolidated equity of CSC Holdings.

On September 23, 2009, Cablevision issued $900,000 face amount of 8-5/8% senior notes due September 15, 2017.  These notes are senior unsecured obligations and are not guaranteed by any of Cablevision’s subsidiaries.  Cablevision may redeem all or a portion of the notes at any time at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date plus a “make-whole” premium.  Gross proceeds from the issuance were approximately $887,364 after giving effect to the original issue discount of approximately $12,636.  In connection with the issuance of these debt securities, the Company incurred deferred financing costs of $19,021.

The net proceeds from the September offering, along with cash on hand, aggregating $869,600 were used by Cablevision to purchase 1,607,119 shares of common stock of CSC Holdings in October 2009, which in turn used the proceeds from the sale of its common stock to Cablevision, along with borrowings under its credit facility, to repurchase a portion of its outstanding senior notes pursuant to the September 2009 tender offers discussed below.

Funding for the debt service requirements of our debt securities is provided by our subsidiaries’ operations, principally CSC Holdings, as permitted by the covenants governing CSC Holdings’ credit agreements and indentures.  Funding for our subsidiaries is generally provided by cash flow from operations, cash on hand, and borrowings under bank credit facilities made available to the Restricted Group (as later defined) and to Rainbow National Services LLC (“RNS”) and the proceeds from the issuance of securities in the capital markets.  The decision of the Company as to the use of cash on hand, cash generated from operating activities and borrowings under bank credit facilities of the Restricted Group and RNS will be based upon an ongoing review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under each respective credit agreement.  Moreover, the Company will monitor the credit markets and may seek opportunities to issue debt, the proceeds of which could be used to meet its future cash funding requirements.  The Company has accessed the debt markets for significant amounts of capital in the past and may do so in the future.

We have assessed the implications of the recent distress in the capital and credit markets on our ability to repay our scheduled debt maturities over the next twelve months and we currently believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity to repay such scheduled current debt maturities in the next twelve months totaling $310,000, as well as a $50,000 discretionary repayment (made in January 2010) under our revolving credit facility as of December 31, 2009.  However, additional market disruptions could cause broader economic downturns, which may lead to lower demand for our products, such as cable television services, as well as lower levels of television and newspaper advertising, and increased incidence of customers’ inability to pay for the services we provide.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our CSC Holdings and RNS revolving credit facilities will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets.  The obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

In the longer term, we do not expect to be able to generate sufficient cash from operations to fund anticipated capital expenditures, meet all existing future contractual payment obligations and repay our debt at maturity.  As a result, we will be dependent upon our ability to access the capital markets.  We will need to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations, and the failure to do so successfully could adversely affect our business.  If we are unable to do so, we will need to take other actions including deferring capital expenditures, selling assets, seeking strategic investments from third parties or reducing or eliminating dividend payments or other discretionary uses of cash.

The following table summarizes our outstanding debt, including capital lease obligations, as well as interest expense and capital expenditures as of and for the year ended December 31, 2009:

	Restricted Group	Rainbow National Services	Newsday LLC(a)	Other Entities	Eliminations(b)	Total CSC Holdings	Cablevision	Eliminations(c)	Total Cablevision
Bank debt	$4,068,750	$580,000	$650,000	$—	$—	$5,298,750	$—	$—	$5,298,750
Capital lease obligations	—	15,894	1,328	45,494	(6,175)	56,541	—	—	56,541
Notes payable to affiliate	—	—	—	190,000	—	190,000	—	—	190,000
Senior notes and debentures	3,134,909	299,283	—	—	—	3,434,192	2,548,642	(660,951)	5,321,883
Senior subordinated notes	—	323,817	—	—	—	323,817	—	—	323,817
Collateralized indebtedness relating to stock monetizations	—	—	—	375,832	—	375,832	—	—	375,832
Total debt	$7,203,659	$1,218,994	$651,328	$611,326	$(6,175)	$9,679,132	$2,548,642	$(660,951)	$11,566,823
Interest expense	$462,720	$75,842	$64,874	$32,179	$—	$635,615	$176,525	$(62,405)	$749,735
Capital expenditures	$686,626	$2,569	$7,514	$54,234	$—	$750,943	$—	$—	$750,943

(a)                      CSC Holdings has guaranteed Newsday’s obligation under its $650,000 senior secured credit facility.  For purposes of the Restricted Group credit facility and indentures, guarantees are treated as indebtedness.  The total debt for the Restricted Group reflected in the table above does not include the $650,000 guarantee.

(b)                     Represents capital leases obligations between subsidiaries of the Company that are eliminated in consolidation.

(c)                      Represents the elimination of the accreted value of the 8% senior notes due 2012 issued by Cablevision and contributed to CSC Holdings which in turn contributed such notes to Newsday Holdings LLC.

The following table provides details of the Company’s capital expenditures for the years ended December 31, 2009 and 2008:

	Years Ended December 31,
	2009	2008
Capital Expenditures
Consumer premise equipment	$328,148	$379,748
Scalable infrastructure	131,847	191,315
Line extensions	30,501	29,721
Upgrade/rebuild	18,593	9,659
Support	103,959	100,902
Total Cable Television	613,048	711,345
Optimum Lightpath	83,444	72,366
Total Telecommunications	696,492	783,711
Rainbow	20,678	31,727
Newsday	7,514	3,045
Other (Corporate, Clearview Cinemas, and PVI)	26,259	35,426
Total Cablevision	$750,943	$853,909

Total amounts payable by the Company and its subsidiaries in connection with its outstanding obligations during the five years subsequent to December 31, 2009 and thereafter, including capital leases and related interest, the value deliverable at maturity under monetization contracts and the $5,298,750 of outstanding bank debt as of December 31, 2009 are as follows:

	Cablevision		Restricted Group	Rainbow National Services	Newsday	Other Entities		Total
2010	$—		$335,000	$27,481	$584	$367,787	(a)	$730,852
2011	—		760,796	52,481	368	210,817	(a)	1,024,462
2012	1,000,000	(b)	1,881,870	482,481	142	2,786		3,367,279	(b)
2013	—		551,857	327,481	650,099	2,786		1,532,223
2014	—		856,029	327,481	78	2,786		1,186,374
Thereafter	900,000		2,923,611	12,710	240	27,395		3,863,956
Total	$1,900,000		$7,309,163	$1,230,115	$651,511	$614,357		$11,705,146

(a)                      Cablevision has the option, at maturity, to deliver the shares of common stock underlying the monetization contracts along with proceeds from the related derivative contracts in full satisfaction of the maturing collateralized indebtedness or obtain the required cash equivalent of the common stock through new monetization and derivative contracts.  The amounts included in the table are $171,401 in 2010 and $204,431 in 2011.

(b)                     Excludes the $682,000 principal amount of Cablevision 8% senior notes due 2012 contributed to CSC Holdings (with a fair value of approximately $650,000 at the date of contribution) which in turn contributed such notes to Newsday Holdings LLC, which in turn pledged those senior notes to the lenders under its credit facility.

Restricted Group

As of December 31, 2009, CSC Holdings and those of its subsidiaries which conduct our cable television video operations (including approximately 3.1 million basic video customers, of which approximately 2.9 million subscribe to our digital video service), and high-speed data service (approximately 2.6 million customers), and our VoIP services operations (approximately 2.1 million customers), as well as Optimum Lightpath, our commercial data and voice service business, comprise the “Restricted Group” as they are subject to the covenants and restrictions of the credit facility and indentures governing the notes and debentures securities issued by CSC Holdings.  In addition, the Restricted Group is also subject to the covenants of the debt issued by Cablevision.

Sources of cash for the Restricted Group include primarily cash flow from the operations of the businesses in the Restricted Group, borrowings under its credit facility and issuance of securities in the capital markets and, from time to time, distributions or loans from its subsidiaries.  The Restricted Group’s principal uses of cash include: capital spending, in particular, the capital requirements associated with the growth of its services such as digital video, high-speed data and voice (including enhancements to its service offerings such as a broadband wireless network (WiFi)); debt service, including distributions made to Cablevision to service interest expense on its debt securities; distributions to Cablevision to fund dividends payable to stockholders of CNYG Class A and CNYG Class B common stock; other corporate expenses and changes in working capital; and investments that it may fund from time to time.  We currently expect that the net funding and investment requirements of the Restricted Group for the next 12 months will be met with one or more of the following: cash on hand, cash generated by operating activities and available borrowings under the Restricted Group’s credit facility.

On May 27, 2009, CSC Holdings entered into an agreement that provided for an extension of the maturity date from March 29, 2013 to March 29, 2016 of $1,166,778 of the $3,395,000 then outstanding principal amount of the term B loan under its credit facility.  Consenting lenders received a one-time amendment fee of five basis points (.05%) on their total loan commitments.  Lenders electing to extend their loan commitments will be paid an annual extension fee of 1.5% of their loan commitments through maturity on March 29, 2016.

The Restricted Group’s credit facility consists of four components: a $1,000,000 revolver, a $1,000,000 term A-1 loan facility, a $2,228,222 term B loan facility and a $1,166,778 term B-2 extended loan facility.  The four components of the Restricted Group credit facility are direct obligations of CSC Holdings, guaranteed by most Restricted Group subsidiaries and secured by the pledge of the stock of most Restricted Group subsidiaries.  As of December 31, 2009, $50,000 was drawn and an additional $59,337 of the $1,000,000 revolving credit facility was restricted for certain letters of credit issued on behalf of CSC Holdings and $890,663 of the revolver was undrawn and was available to be drawn to meet the net funding and investment requirements of the Restricted Group.  The revolving credit facility and the term A-1 loan facility mature in February 2012, the term B loan facility matures in March 2013 and the term B-2 extended loan facility matures in March 2016.  The revolver has no required interim repayments.  The $1,000,000 term A-1 loan facility requires quarterly repayments of $62,500 in 2010 and $100,000 in 2011.  The $2,228,222 term B loan facility is subject to quarterly repayments of $5,743 through March 31, 2012 and $539,827 beginning on June 30, 2012 through its maturity date in March 2013.  The $1,166,778 term B-2 extended loan facility is subject to quarterly repayments of $3,007 through December 30, 2015 and a final payment of $1,085,585 upon maturity in March 2016.  The borrowings under the Restricted Group credit facility may be repaid without penalty at anytime.  Outstanding borrowings under the revolving credit facility, term A-1 loan facility, term B loan facility and term B-2 extended loan facility were $50,000, $650,000, $2,210,994 and $1,157,756 respectively, at December 31, 2009.  The weighted average interest rates as of December 31, 2009 on borrowings under the revolving credit facility, term A-1 loan facility, term B loan facility and term B-2 extended loan facility were 1.23%, 1.26%, 2.00% and 2.00%, respectively.

The principal financial covenants, which are not identical for the revolving credit facility and the term A-1 loan facility, on the one hand, and the term B loan facility and term B-2 extended loan facility, on the other, include (i) under the revolving credit facility and the term A-1 loan facility, maximum total leverage (as defined in the term A-1 loan facility) that had been 5.00 times cash flow through December 31, 2009 with a step-down on the revolving credit facility and the term A-1 loan facility to 4.50 times cash flow for periods beginning on and after January 1, 2010, (ii) under the revolving credit facility and the term A-1 loan facility, maximum senior secured leverage (as defined in the term A-1 loan facility) that had been 3.25 times cash flow through December 31, 2009 with a step-down on the revolving credit facility and the term A-1 loan facility to 3.00 times cash flow for periods beginning on and after January 1, 2010, (iii) under the revolving credit facility and the term A-1 loan facility, a minimum ratio of cash flow to interest expense (as defined in the term A-1 loan facility) of 2.00 to 1, and (iv) under the revolving credit facility and the term A-1 loan facility, a minimum ratio of cash flow less cash taxes to total debt expense (as defined in the term A-1 loan facility to include interest expense, certain payments of principal and dividends paid by CSC Holdings to Cablevision to permit Cablevision to pay interest and certain principal payments on its debt) of 1.50 to 1.  These covenants and restrictions on the permitted use of borrowed funds in the revolving credit facility may limit CSC Holdings’ ability to utilize all of the undrawn revolver funds.  Additional covenants include limitations on liens and the issuance of additional debt.

Under the term B loan facility and term B-2 extended loan facility, CSC Holdings’ is limited in its ability to incur additional indebtedness based on a maximum total leverage ratio (as defined in the term B loan facility) that had been 5.50 times cash flow through December 31, 2009 with a subsequent step-down to 5.00 times cash flow for periods beginning on and after January 1, 2010 and a maximum senior secured leverage ratio (as defined in the term B loan facility and term B-2 extended loan facility) of 4.50 times cash flow.

Under the revolving credit facility, the term A-1 facility, term B loan facility and term B-2 extended loan facility, there are generally no restrictions on investments that the Restricted Group may make, provided it is not in default; however, CSC Holdings must also remain in compliance with the maximum ratio of total indebtedness to cash flow and the maximum senior secured leverage ratio (each as defined in the term A-1 loan facility).  CSC Holdings’ ability to make restricted payments is also limited by provisions in the term B loan facility and term B-2 extended loan facility and the indentures covering CSC Holdings’ notes and debentures.

The Restricted Group was in compliance with all of its financial covenants under its various credit agreements as of December 31, 2009.

On January 13, 2009, CSC Holdings issued $844,000 face amount of 8-1/2% senior notes due April 15, 2014.  These notes are senior unsecured obligations and are not guaranteed by any of CSC Holdings’ subsidiaries.  CSC Holdings may redeem all or a portion of the notes at any time at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date plus a “make-whole” premium.  Gross proceeds from the issuance were approximately $750,189, after giving effect to the original issue discount of approximately $93,811.  In addition, we incurred financing costs of $16,434.  The proceeds were used in connection with the February 2009 tender offers discussed below and to repay a portion of the remaining outstanding Cablevision floating rate senior notes due April 1, 2009 (“April 2009 Notes”).

On February 12, 2009, CSC Holdings issued $526,000 face amount of 8-5/8% senior notes due February 15, 2019.  These notes are senior unsecured obligations and are not guaranteed by any of CSC Holdings’ subsidiaries.  CSC Holdings may redeem all or a portion of the notes at any time at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date plus a “make-whole” premium.  Gross proceeds from the issuance were approximately $500,731 after giving effect to the original issue discount of approximately $25,269.  In addition, we incurred financing costs of $10,832.  The proceeds were used in connection with the February 2009 tender offers discussed below and to repay a portion of the outstanding $500,000 face amount of Cablevision April 2009 Notes.

On February 13, 2009, Cablevision announced that it commenced a cash tender offer (the “Cablevision February Tender”) for its outstanding April 2009 Notes for total consideration of $1,002.50 per $1,000.00 principal amount of notes tendered for purchase, consisting of tender offer consideration of $997.50 per $1,000.00 principal amount of notes plus an early tender premium of $5.00 per $1,000.00 principal amount of notes.  Concurrently, CSC Holdings announced that it commenced a cash tender offer (the “CSC Holdings February Tender”) for (1) its outstanding $500,000 face amount of 8-1/8% senior notes due July 15, 2009 (“July 2009 Notes”) for total consideration of $1,022.84 per $1,000.00 principal amount of notes tendered for purchase, consisting of tender offer consideration of $1,000.00 per $1,000.00 principal amount of notes plus an early tender premium of $22.84 per $1,000.00 principal amount of notes, and (2) its outstanding $400,000 face amount of 8-1/8% senior debentures due August 15, 2009 (“August 2009 Debentures”) for total consideration of $1,027.63 per $1,000.00 principal amount of debentures tendered for purchase, consisting of tender offer consideration of $1,000.00 per $1,000.00 principal amount of debentures plus an early tender premium of $27.63 per $1,000.00 principal amount of debentures.

Pursuant to the Cablevision February Tender and CSC Holdings February Tender, the Company repurchased $196,269 aggregate principal amount of the April 2009 Notes, $449,430 aggregate principal amount of the July 2009 Notes and $306,791 aggregate principal amount of the August 2009 Debentures.  The total amount validly tendered represented 39.3% of the outstanding principal amount of April Notes, 89.9% of the outstanding principal amount of the July Notes, 76.7% of the outstanding principal amount of the August 2009 Debentures, and 68.0% of the outstanding principal amount of all senior notes and debentures that were subject to the February cash tender offers.  Cablevision repaid the remaining outstanding balance of its April 2009 Notes aggregating $303,731 upon their maturity on April 1, 2009 with cash on hand and CSC Holdings repaid the remaining outstanding balance of its July 2009 Notes aggregating $50,570 and its August 2009 Debentures aggregating $93,209 upon their maturity on July 15, 2009 and August 15, 2009, respectively, with cash on hand.

On September 9, 2009, CSC Holdings announced that it commenced a cash tender offer (the “CSC Holdings September Tender”) for its outstanding $1,000,000 face amount of 7-5/8% senior notes due April 1, 2011 (“April 2011 Notes”) for total consideration of $1,050.00 per $1,000.00 principal amount of notes tendered for purchase, consisting of tender offer consideration of $1,020.00 per $1,000.00 principal amount of notes plus an early tender premium of $30.00 per $1,000.00 principal amount of notes and its outstanding $500,000 face amount of 6-3/4% senior notes due April 15, 2012 (“April 2012 Notes”) for total consideration of $1,046.25 per $1,000.00 principal amount of notes tendered for purchase, consisting of tender offer consideration of $1,016.25 per $1,000.00 principal amount of notes plus an early tender premium of $30.00 per $1,000.00 principal amount of notes.

Pursuant to the CSC Holdings September Tender, on October 6, 2009, CSC Holdings repurchased $674,204 aggregate principal amount of the April 2011 Notes and $255,383 aggregate principal amount of the April 2012 Notes.  The total amount validly tendered and accepted by the Company represented 67.4% of the outstanding principal amount of the April 2011 Notes and 51.1% of the outstanding principal amount of the April 2012 Notes and 62.0% of the outstanding principal amount of all senior notes that were subject to the September cash tender offers.

Cablevision’s and CSC Holdings’ future access to the debt markets and the cost of any future debt issuances are also influenced by their credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  Key factors in the assessment of Cablevision’s and CSC Holdings’ credit ratings include Cablevision’s and CSC Holdings’ financial strength and flexibility, operating capabilities, management risk tolerance and ability to respond to changes in the competitive landscape.  The corporate credit rating for Cablevision and CSC Holdings is Ba2 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to the Cablevision and/or CSC Holdings credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

In March 2008, the Company entered into several interest rate swap contracts that amended the terms of contracts (specifically maturity date and fixed rate paid by CSC Holdings) originally entered into in April 2006 with a notional amount of $3,700,000 to effectively fix borrowing rates on a substantial portion of its floating rate debt.  These contracts are not designated as hedges for accounting purposes.

As a result of these transactions, the interest rate paid on approximately 90% of the Company’s debt (excluding capital leases and collateralized indebtedness) is effectively fixed (57% being fixed rate obligations and 33% is effectively fixed through utilization of interest rate swap contracts) as of December 31, 2009.

The table below summarizes certain terms of these interest rate swap contracts as of December 31, 2009:

Maturity Date	Notional Amount	Weighted Average Fixed Rate Paid by the Company	Weighted Average Effective Floating Rate Received by the Company at December 31, 2009*
March 2010	$1,100,000	3.65%	0.26%
June 2012	$2,600,000	4.86%	0.26%

*                               Represents the floating rate received by the Company under its interest rate swap contracts at December 31, 2009 and does not represent the rates to be received by the Company on future payments.

Rainbow National Services

RNS, an indirect wholly-owned subsidiary, owns the Company’s AMC, WE tv and IFC programming operations.  Sources of cash for RNS include primarily cash flow from the operations of the businesses in RNS and borrowings under its revolving credit facilities.  RNS’ principal uses of cash include: the debt service of RNS and the net funding and investment requirements of other Rainbow programming entities including News 12 Networks, MSG Varsity and the continuing international operations of the VOOM HD Networks.  We currently expect that the net funding and investment requirements of RNS for the next 12 months including term loan repayments aggregating $25,000 will be met with one or more of the following: cash on hand, cash generated by operating activities and available borrowings under RNS’ bank credit facilities.

RNS has an $800,000 senior secured credit facility (the “RNS Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The RNS Credit Facility allows RNS to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the RNS Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  On June 3, 2008, RNS entered into an Incremental Revolver Supplement (“Incremental Revolver”) whereby RNS received commitments from lenders in the amount of $280,000.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The Incremental Revolver matures on June 30, 2012 and the terms and conditions of the Incremental Revolver are no more restrictive than those of the RNS Credit Facility.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at December 31, 2009.

Outstanding borrowings under the term A loan facility and the original revolving credit facility were $450,000 and $130,000, respectively, at December 31, 2009.  At December 31, 2009, the weighted average interest rate on both the term A loan facility and amounts drawn under the original revolving credit facility was 1.25%.  As of December 31, 2009, $130,000 of the RNS revolving credit facility was drawn and RNS had $450,000 in total undrawn revolver commitments consisting of $170,000 under its original revolver and $280,000 under the Incremental Revolver, which undrawn amounts were available to be drawn to meet the net funding and investment requirements of RNS.

Borrowings under the RNS Credit Facility are direct obligations of RNS which are guaranteed jointly and severally by substantially all of its subsidiaries and by Rainbow Programming Holdings LLC (“RPH”), the direct parent of RNS, and are secured by the pledge of the stock of RNS and substantially all of its subsidiaries, and all of the other assets of RNS and substantially all of its subsidiaries (subject to certain limited exceptions).  The term A loan requires quarterly repayments of $6,250 in 2010, $12,500 in 2011 and 2012, and $162,500 on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

The RNS Credit Facility contains various financial and other covenants.  As defined in the RNS Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

RNS was in compliance with all of its financial covenants under its credit agreement as of December 31, 2009.  In addition, RNS is also subject to covenants of the senior and senior subordinated notes it has issued, which are generally less restrictive than those contained in the credit agreement.

RNS’ future access to the debt markets and the cost of any future debt issuances are also influenced by its credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  Key factors in the assessment of RNS’ credit ratings include its free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  The corporate credit rating for RNS is Ba2 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to the RNS credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact its ability to raise additional funds.

In November 2008, RNS entered into interest rate swap contracts with a notional amount of $450,000 to effectively fix borrowing rates on a substantial portion of its floating rate debt.  These contracts were not designated as hedges for accounting purposes.  In November 2009, these contracts matured.

Rainbow Media Holdings

As of December 31, 2009, Madison Square Garden, L.P., a subsidiary of Madison Square Garden, which the Company distributed on February 9, 2010, had extended intercompany loans aggregating $190,000 to Rainbow Media Holdings, an unrestricted, indirect wholly-owned subsidiary of Cablevision.  On January 28, 2010, the intercompany loans were replaced with a promissory note from Rainbow Media Holdings to Madison Square Garden, L.P. having a principal amount of $190,000 and accruing interest at a rate of 3.25% per annum.  The note is non-amortizing and has a maturity date of June 30, 2010 with prepayment without penalty at Rainbow Media Holdings’ option.

Newsday LLC

We currently expect that net funding and investment requirements for Newsday LLC for the next 12 months will be met with one or more of the following: cash on hand, cash generated by operating activities, interest income from the Cablevision senior notes held by Newsday Holdings LLC, capital contributions and intercompany advances.

Newsday has a $650,000 senior secured credit facility that is rated Ba3 with a stable outlook by Moody’s and BB by Standard & Poor’s, and is comprised of two components: a $525,000 10.50% fixed rate term loan facility and a $125,000 floating rate term loan facility.  The senior secured credit facility matures on August 1, 2013 and, subject to certain exceptions, requires mandatory prepayments out of the proceeds of certain sales of property or assets, insurance proceeds and debt and equity issuances.  No mandatory prepayments are required prior to July 29, 2011, and the amount of prepayments thereafter are limited to $105,000 in the aggregate prior to July 29, 2012 and $140,000 in the aggregate prior to the maturity date.  Optional prepayments are also permitted, subject to specified prepayment premiums.  The interest rate on the floating rate term loan facility at December 31, 2009 was approximately 6.53%, representing the Eurodollar rate (as defined) plus 6.25%.

On October 28, 2009, Newsday LLC entered into an amendment to its credit facility that provided for:  (a) the replacement of the 1.1 to 1 consolidated interest coverage ratio covenant with a $25,000 minimum liquidity covenant, (b) an increase in the interest rate applicable for the $525,000 fixed rate term loan facility from 9.75% to 10.50%, (c) an increase in the interest rate margin applicable to the $125,000 floating rate term loan facility from 5.50% to 6.25% and (d) increases in the prepayment premiums applicable to repayments of term loans prior to maturity.  Newsday LLC paid each consenting lender a one-time fee equal to 0.25% of the lender’s commitment.

The principal financial covenant for the senior secured credit facility is a minimum liquidity test of $25,000, which is tested bi-annually on June 30 and December 31.  The senior secured credit facility also contains other affirmative and negative covenants, subject to certain exceptions, including limitations on indebtedness (other than permitted senior indebtedness (as defined) not exceeding $50,000 and permitted subordinated indebtedness (as defined) to be used for investments not to exceed $100,000), investments (other than investments out of excess cash flow and out of the proceeds of the Cablevision senior notes in excess of the outstanding borrowings and out of a $40,000 basket), and dividends and other restricted payments (other than in respect of management and guarantee fees and restricted payments out of excess cash flow and out of the proceeds of the Cablevision senior notes in excess of the outstanding borrowings).  Certain of the covenants applicable to CSC Holdings under the Newsday LLC senior secured credit facility are similar to the covenants applicable to CSC Holdings under its outstanding senior notes.

Newsday LLC was in compliance with all of its financial covenants under its credit agreement as of December 31, 2009.

Borrowings by Newsday LLC under its senior secured credit facility are guaranteed by Newsday Holdings LLC, NMG Holdings, Inc. and CSC Holdings on a senior unsecured basis and secured by a lien on the assets of Newsday LLC, and the Cablevision senior notes receivable held by Newsday Holdings LLC.

Monetization Contract Maturities

Monetization contracts covering 10,738,809 shares of Comcast Corporation stock matured during 2009.  We settled our obligations under the related Comcast collateralized indebtedness, net of the value of the related equity derivative contracts, by delivering cash from the net proceeds of monetization transactions covering an equivalent number of Comcast shares.  The terms of the new contracts allow the Company to retain upside participation in Comcast shares up to each respective contract’s upside appreciation limit with downside exposure limited to the respective hedge price.

During the next twelve months, monetization contracts covering 8,069,934 shares of Comcast mature.  The Company intends to either settle such transactions by delivering shares of the applicable stock and the related equity derivative contracts or by delivering cash from the net proceeds of new monetization transactions.

See “Item 7A.  Quantitative and Qualitative Disclosure About Market Risk” for a discussion of our monetization contracts.

Contractual Obligations and Off Balance Sheet Commitments

The Company’s contractual obligations to third parties as of December 31, 2009 (excluding obligations of Madison Square Garden), which consist primarily of our debt obligations, and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years	Other
Off balance sheet arrangements:
Purchase obligations(1)	$4,632,055	$1,305,386	$1,632,264	$598,102	$1,096,303	$—
Operating lease obligations(2)	585,948	83,707	164,223	148,011	190,007	—
Guarantees(3)	8,848	8,848	—	—	—	—
Letters of Credit(4)	59,338	1,415	57,923	—	—	—
	5,286,189	1,399,356	1,854,410	746,113	1,286,310	—
Contractual obligations reflected on the balance sheet:
Debt obligations(5)	11,439,995	531,401	4,377,097	2,707,886	3,823,611	—
Program rights obligations(6)	435,852	118,956	171,920	91,688	53,288	—
Capital lease obligations(7)	75,151	9,451	14,644	10,711	40,345	—
Taxes(8)	68,500	3,497	—	—	—	65,003
	12,019,498	663,305	4,563,661	2,810,285	3,917,244	65,003
Total	$17,305,687	$2,062,661	$6,418,071	$3,556,398	$5,203,554	$65,003

See discussion above regarding payment options the Company has on its monetization contracts.  See Notes 10 and 11 to our consolidated financial statements for a discussion of our long-term debt.  See Note 14 to our consolidated financial statements for a discussion of our operating leases.  See Note 2 to our consolidated financial statements for a discussion of our program rights obligations.

(1)

Purchase obligations primarily include contractual commitments with various programming vendors to provide video services to the Company’s subscribers, minimum purchase obligations to purchase goods or services and contractual obligations under certain employment contracts.  Future fees payable under contracts with programming vendors are based on numerous factors, including the number of subscribers receiving the programming.  Amounts reflected above related to programming agreements are based on the number of subscribers receiving the programming as of December 2009 multiplied by the per subscriber rates or the stated annual fee, as applicable, contained in the executed agreements in effect as of December 31, 2009.

(2)

Operating lease obligations represent primarily future minimum payment commitments on various long-term, noncancelable leases for office, production and storage space, and Clearview Cinemas, and rental space on utility poles used for the Company’s Telecommunications Services Segment.

(3)

Includes outstanding guarantees primarily by CSC Holdings in favor of certain financial institutions in respect of ongoing interest expense obligations and potential early termination events in connection with the monetization of the Company’s holdings of shares of Comcast Corporation common stock. Does not include CSC Holdings’ guarantee of Newsday LLC’s obligations under its $650,000 senior secured credit facility.

(4)	Consist primarily of letters of credit obtained by CSC Holdings in favor of insurance providers and certain governmental authorities for the Telecommunications Services segment.
(5)

Excludes interest payments and includes future payments due on the Company’s (i) bank debt, (ii) senior notes and debentures, (iii) senior subordinated notes and debentures, and (iv) collateralized indebtedness.

(6)	Program rights obligations represent the future payments of liabilities recorded relating to programming for exhibition on the Company’s networks.
(7)	Reflects the face amount of capital lease obligations, including related interest.
(8)	This amount represents tax liabilities, including accrued interest, relating to uncertain tax positions.

EchoStar was issued a 20% interest in VOOM HD Holdings, the Company’s subsidiary operating VOOM, and that 20% interest will not be diluted until $500,000 in cash has been invested in VOOM HD Holdings by the Company.  On the fifth or eighth anniversary of the effective date of the investment agreement, the termination of the affiliation agreement by EchoStar, or other specified events, EchoStar has a put right to require a wholly-owned subsidiary of Rainbow Media Holdings to purchase all of its equity interests in VOOM HD Holdings at fair value.  On the seventh or tenth anniversary of the effective date of the investment agreement, or the second anniversary date of the termination of the affiliation agreement by EchoStar, a wholly-owned subsidiary of Rainbow Media Holdings has a call right to purchase all of EchoStar’s ownership in VOOM HD Holdings at fair value.  The table above does not include any future payments that would be required upon the exercise of the put right, if any.  See “Item 3.  Legal Proceeding - EchoStar Contract Dispute”.

An indirect subsidiary of Rainbow Media Holdings owns a 90% interest in DTV Norwich LLC.  The other investor has the right, for ten years, to put its remaining 10% interest to the Company at fair value to be determined by a process involving independent valuation experts.  The table above does not include any future payments that would be required upon the exercise of this put right.

At any time after the thirteenth anniversary of the closing of the Newsday Transaction and on or prior to the date that is six months after such anniversary, Tribune Company will have the right to require CSC Holdings to purchase Tribune Company’s entire interest in Newsday Holdings LLC at the fair value of the interest at that time (see Note 4 to the Company’s consolidated financial statements).  The table above does not include any future payments that would be required upon the exercise of this put right.

Other Events

On February 25, 2009, May 6, 2009, July 29, 2009 and November 2, 2009, the Board of Directors of Cablevision declared a cash dividend of $0.10 per share paid on March 31, 2009, June 9, 2009, September 1, 2009, and December 4, 2009, respectively, to stockholders of record on both its CNYG Class A common stock and CNYG Class B common stock as of March 9, 2009, May 18, 2009, August 10, 2009, and November 13, 2009, respectively.

During the year ended December 31, 2009, CSC Holdings paid dividends to Cablevision aggregating approximately $790,082.  The proceeds were used to fund:  (i) Cablevision’s repurchase of a portion of Cablevision’s April 2009 Notes pursuant to the tender offer completed in March 2009 ($196,269); (ii) Cablevision’s repayment of the remaining outstanding balance of its April 2009 Notes upon their maturity ($303,731) (see Note 10); (iii) Cablevision’s dividends paid on March 31, 2009, June 9, 2009, September 1, 2009 and December 4, 2009; (iv) Cablevision’s interest payments on certain of its senior notes; and (v) Cablevision’s payments for the acquisition of treasury shares related to statutory minimum tax withholding obligations upon the vesting of certain restricted shares.

On February 9, 2010, Cablevision distributed to its stockholders all of the outstanding common stock of Madison Square Garden, a company which owns the sports, entertainment and media businesses previously owned and operated by the Company’s Madison Square Garden segment.  The MSG Distribution took the form of a distribution by Cablevision of one share of Madison Square Garden Class A Common Stock for every four shares of Cablevision NY Group Class A Common Stock held of record on the Record Date and one share of Madison Square Garden Class B Common Stock for every four shares of Cablevision NY Group Class B Common Stock held of record on the Record Date.  For the periods following the MSG Distribution, we will not consolidate the financial results of Madison Square Garden for the purpose of our own financial reporting.  The historical financial results of Madison Square Garden have been reflected in the Company’s consolidated financial statements as discontinued operations for all periods presented.

Managing our Interest Rate and Equity Price Risk

Interest Rate Risk

To manage interest rate risk, we have entered into various interest rate swap contracts to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and we only enter into interest rate swap contracts with financial institutions that are rated investment grade.  We diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

All interest rate swap contracts are carried at their fair values on our consolidated balance sheets, with changes in value reflected in our consolidated statements of operations.

Equity Price Risk

We have entered into derivative contracts to hedge our equity price risk and monetize the value of our shares of common stock of Comcast Corporation.  These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing us to retain upside appreciation from the hedge price per share to the relevant cap price.  If any one of these contracts is terminated prior to its scheduled maturity date due to the occurrence of an event specified in the contract, we would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date.  As of December 31, 2009, we did not have an early termination shortfall relating to any of these contracts.  The underlying stock and the equity collars are carried at fair value on our consolidated balance sheets and the collateralized indebtedness is carried at its accreted value.

All of our monetization transactions are obligations of our wholly-owned subsidiaries that are not part of the Restricted Group; however, in certain of the Comcast transactions, CSC Holdings provided guarantees of the subsidiaries’ ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements).  The guarantee exposure approximates the net sum of the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and the equity collar.  All of our equity derivative contracts are carried at their current fair value on our consolidated balance sheets with changes in value reflected in our consolidated statements of operations, and all of the counterparties to such transactions currently carry investment grade credit ratings.

See “Item 7A.  Quantitative and Qualitative Disclosures About Market Risk” for information on how we participate in changes in the market price of the stocks underlying these derivative contracts.

Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  ASU No. 2010-06 outlines certain new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in the Accounting Standards Codification (“ASC”) Topic 820-10.  ASU No. 2010-06 amends ASC Topic 820-10 to now require that (a) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (b) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.  In addition, ASU No. 2010-06 clarifies existing disclosures on (a) how a reporting entity should provide fair value measurement disclosures for each class of assets and liabilities, and (b) how a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  ASU No. 2010-06 is effective for the Company in the fourth quarter of 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  These disclosures will be effective for the Company in the first quarter of 2011.  Early adoption is permitted.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, which provides amendments that (a) update the criteria for separating consideration in multiple-deliverable arrangements, (b) establish a selling price hierarchy for determining the selling price of a deliverable, and (c) replace the term “fair value” in the revenue allocation guidance with the term “selling price” to clarify that the allocation of revenue is based on entity-specific assumptions.  ASU No. 2009-13 eliminates the residual method of allocating arrangement consideration to deliverables, requires the use of the relative selling price method and requires that a vendor determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis.  ASU No. 2009-13 requires a vendor to significantly expand the disclosures related to multiple-deliverable revenue arrangements with the objective to provide information about the significant judgments made and changes to those judgments and how the application of the relative selling-price method affects the timing or amount of revenue recognition.  ASU No. 2009-13 is required to be adopted on a prospective basis to revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.